Exhibit 10.5

CONFIDENTIAL TREATMENT REQUESTED under 17 C.F.R. § 200.80(b)(4) and 240.24b-2

PHARMACEUTICAL MANUFACTURING AND
SUPPLY AGREEMENT

Dated March 5, 2014

By and Between

DSM PHARMACEUTICALS, INC.
[†]

and

Omeros Corporation
Seattle, WA

† DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

† DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

PHARMACEUTICAL MANUFACTURING
AND SUPPLY AGREEMENT
By and Between
DSM Pharmaceuticals, Inc. and
Omeros Corporation

THIS PHARMACEUTICAL MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”) is made effective as of this 5th day of March, 2014, (the “Effective Date”) by and between DSM Pharmaceuticals, Inc., a Delaware corporation with principal place of business at 5900 Martin Luther King Jr. Hwy., Greenville, North Carolina 27834 (“DSM”) and Omeros Corporation, 201 Elliott Avenue West, Seattle, WA 98119 (“OMEROS”); (each individually a “Party” and collectively the “Parties”).

W I T N E S S:

WHEREAS, OMEROS anticipates that it will obtain regulatory approval to market a certain pharmaceutical product in finished dosage form for human use; and

WHEREAS, DSM has the necessary knowledge, professional expertise, facilities, manufacturing authorization, equipment, and trained, competent personnel to manufacture such pharmaceutical product for OMEROS; and

WHEREAS, OMEROS desires to establish DSM as a manufacturer of such pharmaceutical product and DSM desires to perform such services and to manufacture such product for OMEROS, all on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:

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ARTICLE 1:	DEFINITIONS

The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

1.1.
Acquisition Cost. “Acquisition Cost” shall mean the actual invoiced price paid by either Party to any Third Party (adjusted for any discounts, rebates or refunds realized by the payor Party), including without limitation shipping and handling costs, taxes and customs duties to the extent invoiced, in connection with the acquisition of Active Pharmaceutical Ingredients, Excipients, packaging or other materials utilized in Manufacturing.

1.2.
Active Pharmaceutical Ingredients or API. “Active Pharmaceutical Ingredients” or “API” shall mean the active pharmaceutical ingredients for each Product, as set forth in the respective Product Addendum in ANNEX 1.

1.3.
Affiliate. “Affiliate” shall mean any corporation or non-corporate entity that directly or indirectly controls, is controlled by, or is under common control with a Party. A corporation or non-corporate entity shall be regarded as in control of another corporation if it (a) owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or (b) has the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity.

1.4.
Agreed Additional Compliance Regions. “Agreed Additional Compliance Regions” shall mean any countries or regions outside of the Territory for which DSM and OMEROS agree in a Product Addendum that Product shall be Manufactured in accordance with Applicable Law in such countries or regions.

1.5.	Agreement. “Agreement” shall have the meaning set forth in the preamble.

1.6.
API Certificate of Analysis. “API Certificate of Analysis” shall mean a document that sets forth the analytical tests, associated acceptance criteria and test results for each shipment of API supplied to DSM by OMEROS pursuant to this Agreement, in accordance with the API Specifications, and states whether such API meets the API Specifications and is manufactured in accordance with Applicable Pharmaceutical Law.

1.7.
API Specifications. “API Specifications” shall mean the specifications for the API set forth in the respective Product Addendum in ANNEX 1, as determined in accordance with the analytical methodology related thereto, and may be updated from time to time in accordance with Section 5.6.1.

1.8.
Applicable Law. “Applicable Law” shall mean all applicable laws, rules and regulations, including any applicable rules, regulations, guidelines, or other requirements of Governmental Authorities in the Territory and in any Agreed Additional Compliance Regions that may be in effect from time to time, including, without limitation, Applicable Pharmaceutical Law and the United States Foreign Corrupt Practices Act.

1.9.	Applicable Pharmaceutical Law. “Applicable Pharmaceutical Law” shall mean all applicable laws, rules and regulations, including any applicable guidelines, or other

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requirements of Regulatory Authorities in the Territory and in any Agreed Additional Compliance Regions, that may be in effect from time to time and that are applicable to pharmaceutical products for human use and the manufacturing and commercialization thereof in the Territory and in any Agreed Additional Compliance Regions, including as applicable and without limitation (a) the FD&C Act as amended; (b) cGMP; (c) guidances promulgated or adopted by the FDA; and (d) ICH guidances; provided, however, that as used in this Agreement the term “Applicable Pharmaceutical Law” as it applies to DSM shall exclusively relate to provisions of the forgoing or any other laws, guidances, or regulations referenced in this Section 1.9 as they apply to pharmaceutical Manufacturing activities. The Parties agree that if a Product Addendum specifies Europe or the European Union as an Agreed Additional Compliance Region then Applicable Pharmaceutical Law for Manufacturing pursuant to such Product Addendum shall also include (e) Regulation (EC) No. 726/2004, Directive 2001/83/EC and national implementations thereof, each as amended from time to time, (f) guidances promulgated or adopted by the European Commission and the European Medicines Agency, including within limitation those compiled in The Rules Governing Medicinal Products in the European Union; (g) legislation, rules and guidances compiled in The Rules Governing Medicinal Products in the European Union or otherwise adopted, promulgated or enforced by the European Medicines Agency; and (h) legislation, rules and guidances promulgated, adopted or enforced by the relevant Regulatory Authorities in the member states of the European Union (as constituted from time to time). The Parties also agree that if a Product Addendum specifies Japan as an Agreed Additional Compliance Region then Applicable Pharmaceutical Law for Manufacturing pursuant to such Product Addendum shall also include (i) legislation, rules and guidances promulgated, adopted or enforced by the Japanese Ministry of Health, Labour, and Welfare, including through its Pharmaceutical and Food Safety Bureau, Health Policy Bureau and Pharmaceuticals and Medical Devices Evaluation Center.

1.10.
Approved Vendors. “Approved Vendors” shall mean those vendors listed in ANNEX 6, as well as any other vendor that the Parties agree in writing shall be an Approved Vendor or that is deemed an Approved Vendor pursuant to Section 4.4. For purposes of clarity, DSM agrees that all vendors approved by DSM prior to the Effective Date for the supply of an API or an Excipient that is used in Product shall be listed in ANNEX 6 and all vendors approved by DSM after the Effective Date, for reasons other than at OMEROS’ request, for the supply of an API or an Excipient that is used in Product shall be added to ANNEX 6 by amendment at OMEROS’ request and without cost.

1.11.	Auditors. “Auditors” shall have the meaning set forth in Section 10.6.4.

1.12.
Batch. “Batch” shall mean any of the following Manufactured by DSM: (a) a cGMP compliant development/clinical trial batch of Product; (b) a Validation Batch; or (c) with respect to Commercial Product, such batch as mutually agreed upon by the Parties and described in ANNEX 1.

1.13.
Cancelled Production Fee. “Cancelled Production Fee” shall mean, with respect to the cancellation of any (a) monthly requirement for a month in a Firm Purchase Commitment or (b) Purchase Order, a fee of (i) [†] of the applicable Product Price for the cancelled quantity of Product if cancellation occurs more than [†] days prior to the Delivery Date specified in such Purchase Order or in the Firm Purchase Commitment,

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as the case may be, (ii) [†] of the applicable Product Price for the cancelled quantity of Product if cancellation occurs between [†] and [†] days prior to such date, (iii) [†] of the applicable Product Price for the cancelled quantity of Product if cancellation occurs between [†] and [†] days prior to such date, and (iv) [†] of the applicable Product Price for the cancelled quantity of Product if cancellation occurs less than [†] days prior to such date. Except in the event of cancelled production runs due to Unapproved Vendor problems as set forth in Section 4.4.3 or as otherwise provided herein, OMEROS shall provide DSM with written notice of any cancellation hereunder and the date of such notice shall be the basis for evaluating the foregoing timeframes. In any situation that OMEROS is obligated to pay a Cancelled Production Fee in accordance with the terms of this Agreement, DSM shall use commercially reasonable efforts to identify substitute commercial uses for the manufacturing capacity made available as a result of Omeros’ cancellation, and to the extent that DSM is able to utilize such manufacturing capacity for a Third Party, the Cancelled Production Fee shall be reduced by a credit or refund, as applicable, equal to [†] of the amount of the revenues that DSM receives from the utilization of such capacity; however, in no event shall the Cancelled Production Fee be reduced by any amount greater than [†] of the Cancelled Production Fee prior to application of such credit or refund. For example, the Cancelled Production Fee associated with a cancellation notice received by DSM between [†] and [†] days prior to a specified Delivery Date may be reduced from [†] to [†] by application of such credit, but no lower.

1.14.
cGMP. “cGMP” shall mean current Good Manufacturing Practices specified in the FD&C Act and other FDA rules, regulations (other than health authority regulations) and directives including, without limitation, as set forth at 21 CFR Parts 210-211, as well as policies, guidelines and guidances promulgated or adopted by FDA and in effect from time to time governing the manufacture, testing and quality control of investigational drugs, as well as the “Rules Governing Medicinal Products in the European Community,” Volume IV, "Guide to good manufacturing practice for medicinal products", and ICH guidelines Q1, Q3, Q7 and Q8, as applicable, as well as the requirements of any applicable international, national, state and local guidelines in the Territory and any Agreed Additional Compliance Region. In the event of a conflict in cGMPs, the U.S. Code of Federal Regulations shall apply.

1.15.	Commercial Product. “Commercial Product” shall mean Product supplied hereunder intended for commercial sale.

1.16.	[Intentionally Omitted]

1.17.	Controlled Documents. “Controlled Documents” shall mean the master batch record, SOPs and other quality-controlled documents applicable or referenced for the Manufacture of Product.

1.18.	Coordinators. “Coordinators” shall have the meaning set forth in Section 3.1.

1.19.
Contract Year. “Contract Year” shall mean each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31 except that the first Contract Year of the Term shall commence on the Effective Date and end on

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December 31, 2014, and the last Contract Year of the term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.20.	Delivery Date. “Delivery Date” shall mean a date for which delivery of Product is stated in a Purchase Order.

1.21.
Developed Intellectual Property. “Developed Intellectual Property” shall mean all inventions, modifications, discoveries, improvements, methods, processes, techniques, documentation, scientific and technical data, drawings and other information (whether patentable or not) that is first conceived, created, reduced to practice, developed or authored in connection with the performance of this Agreement by or on behalf of a Party hereunder, or jointly by or on behalf of the Parties hereunder.

1.22.	Development Product. “Development Product” shall mean Product intended for development activities and not intended for commercial sale.

1.23.	DSM Intellectual Work Product. “DSM Intellectual Work Product” shall have the meaning set forth in Section 16.4.1.

1.24.
DSM Intellectual Property. “DSM Intellectual Property” shall mean all inventions, discoveries, technology, trade secrets, trademarks, copyrights, methods, documentation, scientific and technical data, know-how and other information (including DSM patent rights) that DSM owns or otherwise has a right to use as of the Effective Date or at any time thereafter.

1.25.	Effective Date. “Effective Date” shall have the meaning set forth in the preamble.

1.26.
Excipients. “Excipients” shall mean the raw materials, other than Active Pharmaceutical Ingredients and packaging, required to manufacture each Product in accordance with the Product Specifications, as such Excipients are listed in the Product Addendum in ANNEX 1 for each Product to be manufactured hereunder, including the specifications and the analytical methodology related thereto, as such specifications may be amended from time to time in accordance with Section 5.6.1.

1.27.
FD&C Act. “FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.28.	FDA. “FDA” shall mean the United States Food and Drug Administration, or any successor entity.

1.29.	Firm Purchase Commitment. “Firm Purchase Commitment” shall mean the obligation of DSM to supply and of OMEROS to purchase, the quantities forecasted by OMEROS in accordance with Section 6.3.

1.30.
First Commercial Sale. “First Commercial Sale” shall mean the first commercial sale of a Commercial Product by OMEROS or its Affiliates in the Territory following grant of the Product Approval for such Commercial Product.

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1.31.
Governmental Authority. “Governmental Authority” shall mean any applicable supranational, federal, national, regional, state, provincial, or local governmental or Regulatory Authority, agency, department, bureau, commission, council, or other entities in the Territory regulating or otherwise exercising authority with respect to the activities contemplated in this Agreement.

1.32.	ICH. “ICH” shall mean the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.33.	Independent Auditor. “Independent Auditor” shall have the meaning set forth in Section 8.5.

1.34.	Initial Term. “Initial Term” shall have the meaning set forth in Section 11.1.

1.35.
Intellectual Work Product. “Intellectual Work Product” shall mean the Developed Intellectual Property, the Project Materials, assays, formulations, methods, and all other information, data, writings, and documents first authored or developed in the performance of this Agreement by or on behalf of any Party hereunder, or jointly by or on behalf of the Parties hereunder.

1.36.
Latent API Defect. “Latent API Defect” shall mean a defect in any API supplied to DSM by OMEROS existing at the time of delivery to DSM, which defect was not, and could not reasonably have been, discovered in the course of inspection and testing by DSM in conformity with cGMP and applicable SOPs and Controlled Documents, that later causes the API to fail to meet the API Specifications that were in effect at the time of delivery or otherwise makes the API unsuitable for inclusion in the Product.

1.37.
Latent Product Defect. “Latent Product Defect” shall mean a defect in any Product supplied to OMEROS pursuant to this Agreement existing at the time of delivery thereof to OMEROS or its designee, which defect was not, and could not reasonably have been, discovered in the course of inspection and release testing by OMEROS or its designee (including, if applicable, DSM) in conformity with cGMP and applicable SOPs and Controlled Documents, that later causes the Product to fail to meet the Product Specifications that were in effect at the time of delivery or otherwise makes the Product unsuitable for its intended use.

1.38.	Long Term Forecast. “Long Term Forecast” shall have the meaning set forth in Section 6.1.

1.39.
Manufacture and Manufacturing. “Manufacture” and “Manufacturing” shall mean the sourcing and storage of raw materials and components, manufacturing, processing, purifying, formulating, finishing, packaging, labeling, holding, handling, storing, preparing for shipment, inspecting and quality control and stability testing of a Product or compound under this Agreement.

1.40.	Manufacturing Improvements. “Manufacturing Improvements” shall have the meaning set forth in Section 5.9.1.

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1.41.	Monthly Forecast. “Monthly Forecast” shall have the meaning set forth in Section 6.2.

1.42.	NDA or ANDA. “NDA” shall mean New Drug Application for the Product, as filed with the FDA; “ANDA” shall mean the Abbreviated New Drug Application for the Product, as filed with the FDA.

1.43.	OMEROS Audit. “OMEROS Audit” shall have the meaning set forth in Section 10.6.2.

1.44.	OMEROS Intellectual Work Product. “OMEROS Intellectual Work Product” shall have the meaning set forth in Section 16.4.2.

1.45.
OMEROS Intellectual Property. “OMEROS Intellectual Property” shall mean all inventions, discoveries, technology, trade secrets, trademarks, copyrights, methods, documentation, scientific and technical data, know-how and other information (including OMEROS patent rights) that OMEROS owns or otherwise has a right to use as of the Effective Date or at any time thereafter.

1.46.
OMEROS Regulatory Documentation. “OMEROS Regulatory Documentation” shall mean such documentation as OMEROS has filed or will file with Regulatory Authorities in the Territory relating to the Product prior to or during the Term, including without limitation any NDA, ANDA or analogous filing and the drug product sections as defined in the FDA Common Technical Document and the analogous sections in filings in other territories.

1.47.
Packaging Specifications. “Packaging Specifications” shall mean the packaging and labeling specifications for the Product attached hereto in ANNEX 1, as such specifications may be amended from time to time by mutual agreement of the Parties.

1.48.	Party. “Party” or “Parties” shall have the meaning set forth in the preamble.

1.49.	Pre-Existing IPR. “Pre-Existing IPR” shall have the meaning set forth in Section 16.1.

1.50.	Product. “Product” shall mean a product that DSM agrees to Manufacture, and OMEROS agrees to purchase hereunder, as more fully described in a Product Addendum attached to ANNEX 1.

1.51.
Product Addendum. “Product Addendum” shall mean each product addendum attached to ANNEX 1, describing each Product to be Manufactured and supplied hereunder, and including further information as provided in Section 2.2.

1.52.	Product Approval. “Product Approval” shall mean final approval by FDA of OMEROS’ NDA or ANDA for marketing of Product or analogous approval(s) from other Regulatory Authorities, as applicable.

1.53.
Product Certificate of Analysis. “Product Certificate of Analysis” shall mean a document that sets forth the analytical tests, associated acceptance criteria and test results for each Batch of Product shipped to OMEROS or its designee pursuant to this Agreement, in accordance with the Product Specifications, and states whether such Product meets

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the Product Specifications and is Manufactured in accordance with Applicable Pharmaceutical Law.

1.54.	Product Price. “Product Price” shall mean the Commercial Product price set forth in ANNEX 1, as such price may be amended from time to time in accordance with this Agreement.

1.55.
Product Specifications. “Product Specifications” shall mean the specifications for the Product set forth in ANNEX 1, as determined in accordance with the analytical methodology agreed upon by the Parties, and as such specifications may be amended from time to time by mutual agreement of the Parties.

1.56.
Project Materials. “Project Materials” shall mean all protocols, reports, documentation, records and data first generated by or on behalf of DSM or OMEROS in the performance of this Agreement, including but not limited to copies of all notebook pages, analytical results, data and memoranda created and or delivered hereunder.

1.57.	Purchase Order. “Purchase Order” shall have the meaning set forth in Section 7.1.

1.58.	Quality Agreement. “Quality Agreement” shall mean the Quality Agreement in the form of ANNEX 3 hereto, as may be amended from time to time by the mutual agreement of the Parties.

1.59.
Regulatory Authority. “Regulatory Authority” shall mean the Governmental Authorities responsible for regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of any Product within the Territory.

1.60.	Requirements Obligation. “Requirements Obligation” shall have the meaning set forth in Section 2.1.

1.61.	SKU. “SKU” shall refer, on a Product-by-Product basis, to individual stock keeping units of each Product.

1.62.	Specifications. “Specifications” shall mean the Product Specifications and the Packaging Specifications.

1.63.
Standard Operating Procedures or SOPs. “Standard Operating Procedures” or “SOPs” shall mean the standard operating procedures and test methods of a Party in force from time to time which define such Party’s standard procedures and methods of performing activities applicable to Manufacturing, including without limitation inspection, release testing and acceptance testing.

1.64.	Technology Transfer. “Technology Transfer” shall have the meaning set forth in Section 12.1.

1.65.	Term. “Term” shall mean the Initial Term and any mutually agreed extensions thereof.

1.66.	Territory. “Territory” shall mean the United States of America and its territories and possessions.

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1.67.	Third Party. “Third Party” or “Third Parties” shall mean any Party other than OMEROS, DSM and their respective Affiliates.

1.68.	Unapproved Vendors. “Unapproved Vendors” shall have the meaning set forth in Section 4.4.

1.69.	Unit. “Unit” shall mean a unit of Product as defined in the Product Addendum for such Product.

1.70.
Validation Activities. “Validation Activities” shall mean those activities to be performed by DSM according to validation protocols prior to the First Commercial Sale including, but not limited to, process qualification of content uniformity, validation of analytical methods, preparation of validation technical reports, cleaning validation, manufacturing and testing of Validation Batches.

1.71.
Validation Batches. “Validation Batches” for a dosage form shall mean the initial number of batches Manufactured in support of an NDA or ANDA, which shall be at least three (3) batches, and such additional batches as mutually agreed by the Parties that are manufactured by DSM during the course of the Validation Activities.

ARTICLE 2:	SALE AND PURCHASE OF PRODUCT

2.1.
Agreement to Purchase and Sell. DSM agrees to Manufacture and sell to OMEROS, and OMEROS agrees to purchase from DSM, (a) the Validation Batches and any other development/clinical trial Batches as set forth in the applicable statement of work attached to ANNEX 5 and (b) during each Contract Year throughout the Term of this Agreement, at least [†] of OMEROS’ requirements of Commercial Product for sale and/or distribution within the Territory in such Contract Year (the “Requirements Obligation”), in accordance with the terms and subject to the conditions of this Agreement. The Parties acknowledge that Validation Batches [†] have already been Manufactured and associated Validation Activities have already been performed under a Memorandum of Agreement for Pharmaceutical Development/Transfer Services by and between the Parties dated June 29, 2012 (hereinafter, the “MOA”); and hereby agree that such Validation Batches shall be subject to the terms and conditions of this Agreement rather than the terms of the MOA and the terms of this Agreement shall be deemed to supersede the terms of the MOA solely with respect to such Validation Batches and associated Validation Activities. Except for the Validation Batches and associated Validation Activities specifically referenced in this Section 2.1, all other services that have already been performed or have been agreed to under the MOA as of the Effective Date of this Agreement shall remain subject to the MOA.

2.2.
Product Addenda. Each Product Addendum attached to ANNEX 1 shall include or clearly reference for the relevant Product (a) the Product Specifications, (b) the Active Pharmaceutical Ingredients and specifications thereof; (c) the Excipients and specifications thereof; (d) the Packaging Specifications; (e) the Product Price and any specific price increase provisions; (f) any special equipment required to be purchased in order to Manufacture the Product pursuant to Section 4.1; (g) lead times for Purchase

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Orders and inventories; (h) any special requirements for the procurement of API and/or Excipients; and (i) any Agreed Additional Compliance Regions.

2.3.
Development. DSM agrees to perform development activities related to the Product and Manufacture and supply Development Product as requested by OMEROS in accordance with the prices, payment schedule, Delivery Dates, lead times, quantities and other specifications set forth in mutually agreed upon statements of work to be attached to ANNEX 5, as such statements of work may be amended from time to time by the mutual agreement of the Parties. For the supply of Development Product, DSM shall not be responsible for any loss of API except (i) in the case of DSM’s gross negligence or willful misconduct, (ii) as provided for in Section 4.2.3 or (iii) for the replacement of any defective API from an Approved Vendor that may be supplied by DSM in accordance with Section 4.2.1.

2.4.
Disclosure/Development of Health Risk Data. OMEROS agrees to disclose to DSM any information of which OMEROS has knowledge regarding health risks that may be involved in Manufacturing each Product, including information regarding the specified API, Excipients, and other components. Such information shall include, without limitation, Occupational Safety & Health Administration required information, information regarding occupational exposure limits, toxicology studies and reports, and other health-related data. If such data is not available, DSM and OMEROS will cooperate to develop necessary and reasonable data as mutually agreed.

2.5.	Customs Requirements.

2.5.1.
U.S. Customs Requirements. For Active Pharmaceutical Ingredients, Excipients, and/or other components supplied to DSM by or on behalf of OMEROS that will be imported or exported prior to delivery to DSM, OMEROS agrees that all vendors and carriers responsible for such import or export shall comply with applicable requirements of the U.S. Customs and Border Protection Service and the Customs Trade Partnership Against Terrorism.

2.5.2.
Customs Documentation and Valuations. In the event that OMEROS shall export (or cause to be exported) any samples, documentation or Product supplied by DSM under this Agreement, OMEROS shall be responsible for arranging customs documentation and valuations directly or indirectly through its designated customs broker. If OMEROS requests DSM to assume these responsibilities, DSM shall utilize its designated customs broker and shall state customs valuations which appropriately reflect actual contract costs. DSM’s reasonable costs in providing such customs services shall be invoiced to, and reimbursed by OMEROS. OMEROS shall be responsible for payment of all customs duties and related assessments.

ARTICLE 3:	COORDINATORS

3.1.
Appointment of Coordinators. Within ten (10) days after the Effective Date, OMEROS and DSM shall each appoint an authorized representative and a backup representative (“Coordinators”) for the exchange of all communications, other than legal notices, related to the Manufacturing. Each Party shall provide notice to the other Party as to the name

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and title of the individuals so appointed. Each Party may replace its Coordinators at any time for any reason by providing written notice to the other Party in accordance with Section 21.11.

ARTICLE 4:	EQUIPMENT; API; EXCIPIENTS; ARTWORK

4.1.	Equipment.

4.1.1.
Equipment owned by DSM and located at DSM’s [†] facility, shall not be dedicated to any single customer, but shall be available for Manufacturing according to DSM’s manufacturing processes requirements and as needed in order to perform DSM’s obligations hereunder.

4.1.2.
DSM shall be responsible for installing and qualifying and maintaining at its facility, in accordance with Applicable Pharmaceutical Law, any and all new or used equipment, molds, and tooling to be used in the Manufacturing.

4.1.3.
OMEROS and DSM shall mutually agree on the terms and conditions for purchase of any special equipment required to be purchased for Manufacturing. Special equipment that OMEROS has agreed to purchase, and for which it shall be financially responsible as to capital modifications, (“Special Equipment”) is identified in ANNEX 2 and such Special Equipment shall be dedicated to Manufacturing. OMEROS may at times authorize DSM, with DSM’s approval, to select and order Special Equipment that will be invoiced directly to OMEROS.

4.1.4.
DSM shall obtain OMEROS’ prior written approval of all costs and expenses associated with the installation and qualification (including without limitation labor and engineering costs) of Special Equipment and OMEROS shall reimburse DSM for all such costs, to the extent approved and reasonable, within thirty (30) days of receiving DSM’s invoice(s) relating to such installation and qualification following the completion thereof by DSM.

4.1.5.
Title to all Special Equipment, molds and tooling paid for by OMEROS shall be held by OMEROS, provided that all such Special Equipment, molds and tooling shall remain at DSM’s facility solely for use in Manufacturing for OMEROS by DSM until the earlier of (a) the expiration or termination of this Agreement or (b) the time at which such Special Equipment is no longer necessary for Manufacturing, after which such Special Equipment shall be transferred to OMEROS or its designee or disposed of, as directed by OMEROS, in each case at OMEROS’ reasonable expense. Notwithstanding the foregoing, upon the occurrence of (a) or (b) herein, DSM shall have the option to purchase the Special Equipment from OMEROS by paying OMEROS the book value thereof as depreciated on a straight-line basis based on average years of useable life as provided in Section 11.7.3.

4.1.6.
DSM shall be responsible for routine maintenance and servicing of the Special Equipment for so long as the Special Equipment remains at DSM’s facility. OMEROS shall be responsible for the cost of non-routine maintenance and non-routine servicing of the Special Equipment (such as major repairs and parts replacement). DSM shall obtain OMEROS’ prior written approval for all non-routine maintenance and non-routine

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servicing and the costs and expenses related thereto. OMEROS shall reimburse DSM for all such costs, to the extent approved by OMEROS, within thirty (30) days of receiving DSM’s invoice(s) relating to such non-routine maintenance and non-routine servicing.

4.2.	Active Pharmaceutical Ingredients and Excipients Supply.

4.2.1.
Supply of API, Excipients. OMEROS shall, at its sole discretion and as specified in Section 3 of Annex 1 (which Section may be amended from time to time by OMEROS upon at least ninety (90) days’ prior written notice to DSM), either (a) supply DSM with API meeting the API Specifications in accordance with this Section 4.2, or (b) require DSM to procure such API at OMEROS’ cost from vendors approved by OMEROS (which may be, but need not be, Approved Vendors or which may become Approved Vendors through qualification by DSM, at OMEROS’ cost in accordance with Section 4.4). For each shipment of API supplied hereunder by OMEROS, OMEROS or its supplier shall provide DSM with an API Certificate of Analysis. DSM shall (i) perform identification, bacterial endotoxin and microbial limit testing on the API, including complete analysis to confirm compliance with the API Specifications for API intended for use in Manufacturing, and confirm the shipment quantity, as well as any other acceptance testing as may be reasonably requested by Omeros, and (ii) notify OMEROS of any inaccuracies with respect to quantity, any failure of any portion of the shipment to meet the acceptance testing reasonably requested by OMEROS, or of any claim that any portion of the shipment does not meet the applicable API Specifications, which testing and notification will, if requested by Omeros following delivery of the API, be completed within [†] days of such request. DSM’s use of the API or failure to provide the foregoing notice if requested by OMEROS within the foregoing [†] day time period (or, in the case of a Latent API Defect, promptly after the discovery thereof and in any event no later than the established shelf life of the API) shall be deemed acceptance of such API as conforming. In the event DSM notifies OMEROS of any deficiency in quantity of API supplied by OMEROS, including deficiencies resulting from non-conforming API, OMEROS shall use commercially reasonable efforts to promptly ship to DSM, at OMEROS’ expense, the quantity of API necessary to satisfy the shortfall within a sufficient period of time in advance of DSM’s scheduled production, unless DSM and OMEROS mutually agree to a reduction in Product quantity to be Manufactured in accordance with Section 7.1.2. Further, in the event that there are any deficiencies in the API supplied by OMEROS hereunder, the provisions of Section 4.4 shall apply equally to OMEROS if and to the extent they apply to Unapproved Vendors.

DSM will supply Excipients and all other materials required for Manufacturing; and such Excipients and other materials shall meet the specifications set forth in the applicable Product Addendum.

4.2.2.	Title to API. OMEROS shall retain all rights, title and interest in and to Active Pharmaceutical Ingredients (and any other materials) supplied to DSM by OMEROS hereunder.

4.2.3.
Storage and Handling of API. After its delivery to DSM and for the period necessary to timely Manufacture and release the Product, DSM shall bear all responsibility for the safekeeping, storage and handling of API (and any other materials), whether such API is supplied by OMEROS or a Third Party, and shall bear the risk of loss thereof. Such

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API shall be labeled and stored in accordance with the API Specifications applicable to such API. During the period set forth herein and subject to Sections 4.2.7 and 5.5, DSM shall promptly reimburse OMEROS for any API supplied or paid for by OMEROS pursuant to Section 4.2.1 that is lost or damaged, at the [†].

4.2.4.
Timely Delivery of API. Other than for API that DSM may procure in accordance with Section 4.2.1, OMEROS agrees to supply API to DSM on a timely basis in accordance with lead times as set forth in ANNEX 1, so as to enable DSM to receive, inspect, and prepare such API for production according to the schedule reasonably established by DSM in accordance with the terms of this Agreement. OMEROS shall be responsible for any production delays resulting from OMEROS’ failure to timely supply conforming API.

4.2.5.
Reimbursement of Costs. OMEROS agrees to reimburse DSM for reasonable costs incurred by DSM in decontaminating its production facilities as a result of contamination caused by OMEROS’ API stored or used by DSM according to the Controlled Documents or SOPs pertaining to the Product. Notwithstanding the foregoing, in no event shall OMEROS be required to reimburse DSM for such costs where the contamination giving rise to such costs arose from or related to the negligence or willful misconduct of DSM.

4.2.6.	Latent Defects in API. OMEROS shall be responsible for all rejected Batches and recall expenses arising from Latent API Defects in API supplied by OMEROS or an Unapproved Vendor.

4.2.7.	Consumption/Loss of API.

4.2.7.1.	For all Batches other than Validation Batches, the expected yield shall equal the [†] of (a) [†] or (b) [†] (collectively, “Expected Yield”).

4.2.7.2.
The actual yield of finished Product shall be determined on an annual basis as the average consumption of API per unit of finished Product for all batches produced during the Contract Year. On an annual basis, DSM shall credit OMEROS for the Acquisition Cost of the quantity of API equal to the difference between the amount of API actually used in Manufacturing such Batch and the amount of API that would have been used if the actual yield for the delivered Product had been the Expected Yield [†], subject to any caps on liability set forth in this Agreement. In no event shall the Acquisition Cost of the API exceed [†].

4.3.
Artwork. At least (a) one hundred and twenty (120) days prior to the first Delivery Date of any Product for which DSM requires new or modified artwork, OMEROS shall provide, at no cost to DSM, final, camera-ready artwork for all packaging components to be used in the Manufacturing thereof, which artwork shall meet the relevant Packaging Specifications. For the avoidance of doubt, the Parties acknowledge and agree that OMEROS shall be responsible for complying with any and all regulatory requirements relating to the labeling of the Product unless otherwise expressly agreed in a Product Addendum.

4.4.	Vendors Designated or Contracted by OMEROS. If OMEROS elects, at its sole discretion, to require DSM to procure Excipients or API from vendors designated by

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OMEROS that are not Approved Vendors, then (i) OMEROS shall so advise DSM in writing, (ii) the Parties shall discuss such proposed vendor; and (iii) DSM, within its sole discretion, shall determine whether such proposed vendor (x) shall be considered an Approved Vendor for purposes of this Agreement without additional cost to OMEROS or, (y) upon request by OMEROS and with the consent of DSM, which consent shall not be unreasonably withheld, DSM shall qualify any such proposed vendor, at OMEROS’ reasonable cost, so as to render such vendor an Approved Vendor; provided, however, OMEROS shall not be charged for qualification of a vendor if the vendor will also supply API or Excipient for another customer of DSM or for DSM’s own use. Any vendor approved by DSM pursuant to this Section 4.4 shall be considered an “Approved Vendor” and shall be added to ANNEX 6. Any vendor proposed by OMEROS that is not an Approved Vendor shall be considered an “Unapproved Vendor” unless and until such vendor becomes an Approved Vendor pursuant to this Section 4.4. DSM shall establish supply arrangements with both Approved Vendors and Unapproved Vendors for Excipients and, if DSM is required to supply API in accordance with the provisions of Section 4.2.1, for API, as applicable, and shall use its reasonable commercial efforts to require that such Approved Vendors not already under contract with DSM or Unapproved Vendors enter into a supply contract directly with DSM; otherwise, OMEROS shall be responsible for the supply of Excipients or API to DSM. In addition, the following provisions shall apply for the use of any Unapproved Vendor:

4.4.1    Cooperation on Supply Problems. DSM shall promptly advise OMEROS if it encounters supply problems, including delays and/or delivery of non-conforming products from Unapproved Vendors, and DSM and OMEROS shall cooperate to reduce or eliminate any supply problems with such Unapproved Vendors.

4.4.2    Annual Certification. OMEROS shall be obligated to certify Unapproved Vendors, as specified in the Quality Agreement, on an annual basis, at its expense, and shall annually supply certification to DSM for such Unapproved Vendors. If DSM is required to certify such Unapproved Vendors, DSM’s reasonable certification expenses shall be reimbursed by OMEROS.

4.4.3    Cancelled Production Runs. If a scheduled production run is required to be cancelled as a direct result of an Unapproved Vendor’s failure to supply conforming Excipients or API on a timely basis or OMEROS’ failure to provide conforming API on a timely basis and to deliver any shortfall to DSM in accordance with Section 4.2.1 if OMEROS is the party supplying the API pursuant to such section, OMEROS shall be obligated to pay DSM the applicable Cancelled Production Fee. Upon OMEROS’ payment of the Cancelled Production Fee, the cancelled quantities shall be credited against the Requirements Obligation and be deducted from the Firm Purchase Commitment in proportion to the percentage of the Product Price for the cancelled quantity of Product paid.

4.4.4    Failed Batches. If any Batch fails because of a defect in API or Excipients supplied by OMEROS or an Unapproved Vendor that was not and could not reasonably have been detected by DSM by inspecting and testing as provided for in Section 4.2.1 herein, then OMEROS shall be obligated to pay DSM a fee equal to [†] of the Product Price of the quantities that would have been produced in the failed Batch (based on the Expected Yield) but for the non-conformities in the API or Excipients. Upon OMEROS’ payment of such fee, the quantities

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that would have been produced shall be deducted from the Firm Purchase Commitment and credited against the Requirements Obligation.

4.4.5    Rescheduled Runs. DSM shall not be obligated to re-schedule any production run that is cancelled due to failure by an Unapproved Vendor to supply Excipients or API in a timely manner or by OMEROS’ failure to supply API in a timely manner if OMEROS is the party supplying the API pursuant to Section 4.2.1; provided, however, that at OMEROS’ election (in OMEROS’ sole discretion), DSM shall use commercially reasonable efforts promptly to reschedule any such cancelled production run. For clarity, if DSM is able to reschedule the cancelled production run, the full Product Price shall be charged for such rescheduled production run upon completion, notwithstanding OMEROS’ prior payment of any applicable Cancelled Production Fee.

4.4.6    Quality Issues. In the event of any material quality issues arise with respect to an Unapproved Vendor, the Parties agree to consult in good faith to determine an appropriate course of action regarding such Unapproved Vendor and to mutually agree on a corrective action plan or a plan to secure an alternate Unapproved Vendor or Approved Vendor. Notwithstanding the foregoing, OMEROS shall be responsible for compensating DSM for all resources reasonably required to investigate and resolve such quality issues.

ARTICLE 5:	REPRESENTATIONS, WARRANTIES AND COVENANTS; SPECIFICATIONS; QUALITY

5.1.
Representations, Warranties and Covenants of DSM. DSM represents, warrants and covenants to OMEROS that: (a) it will assign personnel with appropriate experience and technical qualifications to perform the Manufacturing activities hereunder; (b) none of its officers, directors, employees, contractors or agents involved in the performance of this Agreement has been debarred or threatened with debarment pursuant to Section 306 of the FD&C Act or any similar law or convicted of a crime that could lead to such debarment, and it will not utilize the services of any individual or entity in the performance of the Manufacturing that has been debarred or threatened with debarment, convicted of a crime that could lead to debarment or subject to any other penalty or sanction by the FDA; (c) it will conduct the Manufacturing in compliance with Applicable Law including, without limitation, Applicable Pharmaceutical Law and Controlled Documents; (d) at the time of sale and shipment to OMEROS by DSM, the Product will conform to the Specifications as then in effect; (e) except to the extent attributable to the Specifications, OMEROS’ written instructions, or to the extent existing in the API at the time of delivery to DSM, the Manufacture and supply of Product by DSM in accordance with the terms of this Agreement and the exploitation by OMEROS of such Product will not to DSM’s knowledge infringe, misappropriate or otherwise violate the patent, trademark or other intellectual property rights of any Third Party, in each case as a result of the Manufacturing technology and know-how used by DSM; (f) the Commercial Product, at the time of delivery to OMEROS, will not be an article that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FD&C Act; (g) the Commercial Product, at the time of delivery to OMEROS, will not be adulterated, misbranded, misused, contaminated, tampered with or otherwise altered or mishandled by DSM within the meaning of the FD&C Act and Applicable Law; and

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(h) the Commercial Product, at the time of delivery to OMEROS, will have a minimum shelf life equal to the established Commercial Product shelf life set forth in the applicable Product registration less three (3) months, except that in the case of an out of specification investigation, the Commercial Product, at the time of delivery to OMEROS, will have a minimum shelf life equal to the established Commercial Product shelf life set forth in the applicable Product registration less three (3) months less the duration of the out of specification investigation.

In the event that, during the Term of this Agreement, DSM receives notice of the debarment or threatened debarment of any individual or entity that has been utilized by DSM in connection with DSM’s Manufacturing under this Agreement, DSM shall notify OMEROS in writing immediately, and OMEROS shall have the right to terminate this Agreement upon written notice without further cost or liability, except for payments of accrued and unpaid obligations to the date of termination.

DSM further represents, warrants and covenants that it has obtained (or will obtain prior to beginning Manufacturing), and will remain in compliance with during the Term, all permits, licenses and other authorizations which are required under Applicable Law for the Manufacturing and other services to be performed pursuant to this Agreement.

5.2.
Representations, Warranties and Covenants of OMEROS. OMEROS represents, warrants and covenants to DSM that: (a) OMEROS will comply with Applicable Law in performing its obligations under this Agreement and that it will keep DSM fully informed of any development that would materially affect DSM’s Manufacture of Products hereunder; (b) in the event OMEROS ships Product purchased from DSM outside of the United States, OMEROS will comply with all U.S. laws and regulations applicable to the export, resale or other disposition of such Product; (c) the Manufacture and supply of Product by DSM in accordance with the Specifications will not infringe, misappropriate or otherwise violate the patent, trademark or other intellectual property rights of any Third Party, excluding any infringement arising from the practice of DSM Intellectual Property; and (d) any Active Pharmaceutical Ingredients supplied by OMEROS to DSM hereunder will be suitable for the production of Product, will conform to the API Specifications at the time of delivery thereof, and will include an accurate API Certificate of Analysis.

5.3.
Representations and Warranties by Each Party. Each Party hereby represents and warrants to the other Party that: (a) the person executing this Agreement is authorized to execute this Agreement on behalf of such Party; (b) this Agreement is legal and valid and the obligations binding upon such Party are enforceable by their terms, subject to the effects of bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity; (c) all requisite actions on the part of such Party and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of such Party hereunder have been taken; and (d) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

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5.4.
No Further Warranties. To the maximum extent permitted by Applicable Law, the Parties neither make nor give any other express or implied (whether by statute, custom or otherwise) warranties in relation to each of their respective obligations, duties or activities owed or performed under this Agreement and hereby exclude any other such express or implied warranty in respect of that subject matter.

5.5.
Limitation of Liability. Neither Party shall be liable to the other Party under this Agreement for incidental, indirect, special, consequential or punitive damages, including without limitation any claim for damages based upon lost profits or lost business opportunity. Other than in respect of (i) damages awarded in an underlying Third Party claim for illness, injury or death resulting from a defective Product, which are subject to the indemnity obligations of Article 14, (ii) fraud and fraudulent misrepresentation, or (iii) claims of willful misconduct or gross negligence, the aggregate damages for which either Party shall be liable to the other under this Agreement, including without limitation costs of rejected Batches, shall be limited on a Product specific basis to [†]. Finally and notwithstanding the foregoing, in no event shall DSM’s liability for loss of API under this Agreement exceed [†].

5.6.	Specification Changes.

5.6.1.
OMEROS may amend the Specifications, the API Specifications or specifications for Excipients: (a) unilaterally and in its sole discretion for the purpose of complying with any Product Approval, Applicable Pharmaceutical Law or other Applicable Law, provided, however, that if DSM reasonably determines that it is incapable for technical reasons of compliance with such amended Specifications, API Specifications or specifications for Excipients, it shall promptly so notify OMEROS and OMEROS shall have the right at its discretion to terminate this Agreement as to the affected Product or (b) for any other reason upon commercially reasonable prior written notice (which shall not be interpreted to require in excess of [†] days’ prior notice before implementation of the amendment) and subject to DSM’s approval, such approval not to be unreasonably withheld. OMEROS shall promptly advise DSM in writing of such changes; and if such changes directly impact DSM’s scheduling or costs, DSM shall promptly advise OMEROS as to any scheduling adjustments and/or cost increases for DSM caused by such changes. Prior to implementation of such changes, the Parties agree to negotiate in good faith in an attempt to reach agreement on (a) the new price for any Product which embodies such changes, reflecting any increases or decreases to DSM in the cost or quantities of materials consumed, provided that the change in price shall directly reflect any changes on DSM’s costs in Manufacturing the Product (other than any such costs addressed in Section 5.6.2), and (b) any other amendments to this Agreement that may be necessitated by such changes (e.g., an adjustment to the lead time for Purchase Orders). DSM may not modify or amend the Specifications or the Manufacturing process, or change the site at which Manufacturing activities are performed hereunder, without the prior written consent of OMEROS.

5.6.2.
OMEROS agrees to reimburse DSM for the reasonable expenses incurred by DSM as a result of the changes referenced in Section 5.6.1, including, but not limited to, reimbursing DSM for its validation and development costs, capital expenditure costs and costs for any packaging components or other materials rendered unusable as a result of such changes.

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5.6.3.
If during the Term OMEROS amends or is required by law to amend the Specifications, the API Specifications or specifications for Excipients so as to render the Active Pharmaceutical Ingredients, Excipients and/or packaging components for any Product obsolete, OMEROS shall reimburse DSM, at DSM’s Acquisition Cost, for any such inventory, reasonably acquired by DSM in reliance upon this Agreement, rendered obsolete. DSM shall ship to OMEROS or OMEROS’ designee or destroy, at OMEROS’ sole election and expense, such obsolete inventory. In addition to reimbursement of DSM’s Acquisition Cost and the costs of any shipment or destruction of such inventories, OMEROS shall pay DSM [†].

5.7.
Quality Agreement. The Quality Agreement attached hereto as ANNEX 3 (the “Quality Agreement”) further details the quality assurance obligations and responsibilities of the Parties with respect to the Product. DSM and OMEROS agree that all quality related matters are addressed solely in the Quality Agreement and all matters other than quality related matters are addressed solely in this Agreement including Product Addendums hereto, and therefore no terms of this Agreement may be amended by any conflicting term that may be set forth in the Quality Agreement.

5.8.
Duty of Cooperation. The Parties acknowledge that production of pharmaceutical products is inherently complex and requires close attention to all aspects of the Specifications, Excipients, Active Pharmaceutical Ingredients, production, storage, and shipment (collectively, “Process Requirements”). The Parties agree to notify each other promptly of any known problems with respect to the Process Requirements relating to Product and to work to resolve such problems in good faith and in a prompt and efficient manner so as to permit continued production and shipment of conforming Product, in accordance with all applicable regulatory requirements. Costs for correction of any such Process Requirements shall be allocated between the Parties in a fair and equitable manner and in accordance with the respective obligations of the Parties hereunder and under any related agreements.

5.9.	Manufacturing Improvements.

5.9.1.
Responsibilities. DSM shall use commercially reasonable efforts to identify and implement ways to reduce costs with respect to Manufacturing (“Manufacturing Improvements”), provided that Omeros has first had an opportunity to review and has provided advanced written consent to such Manufacturing Improvements, including capital expenditure, prior to implementation and such Manufacturing Improvements are made under appropriate change controls, including but not limited to improvements in quality and technology and the use of best practices relating to the Manufacture of Product and Applicable Pharmaceutical Law, reduction of waste associated with the Manufacture of Product, packaging and process time reduction in respect of the Manufacture of Product, and improvements in the supply chain efficiency between DSM and OMEROS in connection with the performance of this Agreement (including order/delivery process and delivery procedures).

5.9.2.
Allocation of Benefits. Unless otherwise mutually agreed upon by the Parties, net benefits and any cost savings resulting from any improved efficiencies achieved as the result of Manufacturing Improvements shall be (i) allocated to DSM if such Manufacturing

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Improvements were suggested by DSM, (ii) allocated to OMEROS if such Manufacturing Improvements were suggested by OMEROS or (iii) allocated equally to DSM and OMEROS if such Manufacturing Improvements were suggested jointly by DSM and OMEROS, except that in all cases DSM shall first recover any unreimbursed costs that it incurred to achieve the cost savings.

ARTICLE 6:	FORECASTS; ORDERS; FAILURE TO SUPPLY

6.1.
Long Term Forecast. Within [†] days after the Effective Date, OMEROS shall deliver to DSM a non-binding forecast of OMEROS’ quantity requirements for each Commercial Product for the remainder of the Term, on a Contract Year-by-Contract Year basis (the “Long Term Forecast”). The Long Term Forecast shall thereafter be updated every [†] during the Term of this Agreement. If DSM is unable to accommodate any portion of the Long Term Forecast (other than the Firm Purchase Commitment), it shall notify OMEROS and the Parties shall agree on any revisions to the forecast and the Requirements Obligation.

6.2.
Monthly Forecast. Beginning at least [†] days prior to the first month during which OMEROS requires Commercial Product from DSM hereunder, OMEROS shall submit to DSM a written non-binding estimate of its monthly requirements for such Product for each of the succeeding months in the Term (the “Monthly Forecast”). The Monthly Forecast shall be updated monthly on the [†] day of the month on a rolling basis. If OMEROS fails to update the Monthly Forecast, then DSM shall apply OMEROS’ most recently forecasted requirements in planning the production schedule; and OMEROS shall be obligated to purchase such quantities to the extent that they become part of the Firm Purchase Commitment. If DSM lacks the capacity to Manufacture (i) quantities stated for any new month in the Monthly Forecast, or (ii) quantities in excess of previously forecasted quantities (collectively, the quantities in (i) and (ii) referred to as “Additional Quantities”), then DSM shall notify OMEROS in writing within five (5) calendar days after receipt of the Monthly Forecast; otherwise such Additional Quantities shall be deemed to have been approved and accepted by DSM. The Parties shall negotiate in good faith to resolve any issues in respect of the Additional Quantities that DSM is unable to accept for any month(s) stated in the Monthly Forecast, according to DSM’s available capacity. Notwithstanding the two preceding sentences, OMEROS shall in any event be entitled to increase the aggregate quantity of Product specified during any given [†] period of the Monthly Forecast by [†] Batches of Commercial Product, except that DSM shall not be required to Manufacture such Additional Quantities that, at the time requested by OMEROS, are requested to be Manufactured within the current Firm Purchase Period if DSM does not at the time of such request have the capacity to Manufacture such excess quantities during the current Firm Purchase Period.

6.3.
Firm Purchase Commitment. Commencing upon OMEROS’ receipt of the first Product Approval for a Product and thereafter, the forecast for the current month plus the next [†] months following the current month of the Monthly Forecast (the “Firm Purchase Period”) shall constitute a firm purchase and supply commitment (the “Firm Purchase Commitment”), which shall state in detail the quantities of Products ordered and the required delivery dates, and shall be binding on the Parties regarding Products to be purchased and supplied. The forecast for the remaining months of the Monthly Forecast

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is for planning purposes only and shall not constitute a commitment to purchase or supply Product. In the event that OMEROS does not ultimately purchase the forecast quantities for each month of the Firm Purchase Commitment period, it shall be obligated to pay to DSM the applicable Cancelled Production Fee for any deficient quantities. However, if DSM is unable for any reason, other than the failure of OMEROS or OMEROS’ Unapproved Vendor timely to provide API and/or Excipients as referenced in Section 4.2.4 or Section 4.4, to supply the Firm Purchase Commitment to OMEROS, OMEROS shall not be obligated to pay for that portion of the Firm Purchase Commitment which DSM could not deliver and DSM shall pay any penalties to the extent such penalties are owing under the provisions of Section 6.8.

6.4.
Materials/Lead Times. DSM shall order Excipients and other materials necessary for the manufacture of Products in accordance with the lead-times set forth in ANNEX 1 hereto. In addition, if due to unanticipated circumstances, any raw materials require a longer lead-time, DSM shall be entitled to order such materials as it reasonably deems appropriate to fulfill its obligations hereunder in a timely manner, provided that DSM shall consult with OMEROS before placing any such order.

6.5.
Zero Quantities. If, at any time following the First Commercial Sale of a Product, OMEROS forecasts zero (0) quantities for [†] during the Term (the “Zero Forecast Period”) for any reason, then DSM shall have the option, at its sole discretion, to provide a [†] notice to OMEROS of DSM’s intention to terminate this Agreement with respect to such Product as of a specified date within the Zero Forecast Period; and OMEROS shall thereafter have [†] to (a) withdraw the zero forecasts and re-submit a non-zero quantity forecast, or (b) negotiate other terms and conditions on which this Agreement shall remain in force and effect with respect to such Product; otherwise, DSM shall have the right to terminate this Agreement at the end of the [†] notice period in accordance with Section 11.6.

6.6.
Business Interruption/Allocation. If for any reason DSM experiences a business interruption or plant outage that prevents DSM from supplying full contract quantities of any Product to OMEROS for any period of time, then DSM shall give due notice of such conditions to OMEROS and OMEROS shall be accorded equal treatment as among all DSM customers and then-current production commitments on a pro rata basis, subject to the following priorities, provided that in all cases DSM shall use best efforts to ensure that OMEROS’ Product does not stock out:

6.6.1.	First (1st) priority: [†];

6.6.2.	Second (2nd) priority: [†]; and

6.6.3.	Third (3rd) priority: [†].

6.7.
Obsolete Stock. OMEROS shall reimburse DSM for the Acquisition Cost of all materials that DSM has purchased pursuant to Section 6.4 for the manufacture of Products, where such materials were reasonably acquired, including without limitation with respect to cost, quantity and shelf life, and have expired or are rendered obsolete due to changes in artwork, specifications, or regulatory changes and can no longer be used in the manufacture of Products (“Obsolete Stock”). In addition to reimbursement of DSM’s

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Acquisition Cost for Obsolete Stock, OMEROS shall also pay DSM [†] for the handling of such Obsolete Stock, plus the costs of destruction thereof. DSM shall invoice OMEROS for the Acquisition Cost, administrative fee, and destruction costs within ninety (90) days of the date of destruction. OMEROS shall submit payment to DSM within thirty (30) days of the date of receipt of DSM’s invoice.

6.8.	Failure/Inability to Supply.

6.8.1.
Late Delivery. If DSM fails to supply to OMEROS the quantities of Commercial Product specified in a Purchase Order by the Delivery Date specified therein, and such quantities are consistent with the then current Monthly Forecast, or are consistent with Additional Quantities accepted (or deemed accepted) pursuant to Section 6.2, then DSM shall apply a discount of [†] of the Product Price to the applicable invoice for the delayed shipment for each shipment which is delayed more than [†] beyond the Delivery Date or [†] of the Product Price to the applicable invoice for the delayed shipment for each shipment which is delayed more than [†] beyond the Delivery Date. DSM shall not delay any scheduled Manufacturing of a Batch for OMEROS for any reason based on the comparative economics of Manufacturing for a Third Party.

6.8.2.
Failure to Supply at Least [†]. If DSM fails to, or is unable to, supply OMEROS with at least [†] of the aggregate quantity of Product set forth in all Purchase Orders submitted by OMEROS during [†] in which Purchase Orders are consistent with the then current Monthly Forecast and have been accepted by DSM, then any obligation of OMEROS under this Agreement to purchase quantities of such Product following the then-current Firm Commitment Period (pursuant to the Requirements Obligation or otherwise) shall be decreased by the percentage by which DSM’s delivery of Product in such [†] period fell short of the quantity of Product ordered by OMEROS. Such decrease shall only apply to the Firm Purchase Commitment Period immediately following the period during which DSM failed to supply [†] of the Product.

6.8.3.
Failure to Supply at Least [†]. If DSM fails to, or is unable to, supply OMEROS with at least [†] of the aggregate quantity of Product set forth in all Purchase Orders submitted by OMEROS during [†] in which Purchase Orders are consistent with the then current Monthly Forecast and have been accepted by DSM, then DSM’s and OMEROS’ senior executives shall promptly meet to develop a plan of corrective action for DSM and DSM shall use reasonable best efforts to supply OMEROS with additional Commercial Product up to the quantity previously requested in Purchase Orders unless requested otherwise by OMEROS or mutually agreed otherwise by the Parties. If a corrective action plan is not mutually agreed upon within twenty (20) days after the first meeting of such executives and then timely complied with, then OMEROS shall have the right, in its sole discretion, to terminate this Agreement.

6.9.
Rework. DSM will not rework or reprocess Product unless authorized in advance by OMEROS in writing and then only at DSM’s cost, unless otherwise authorized by OMEROS due to the rework being necessitated by the fault of OMEROS, and using a validated process for such rework or reprocessing of Product. Re-inspection does not constitute rework or reprocessing.

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ARTICLE 7:	PURCHASE OF PRODUCT; DELIVERIES

7.1.	Purchase Orders.

7.1.1.
Submission of Purchase Orders. Except to the extent the Parties may otherwise agree with respect to a particular shipment, all Commercial Products shall be ordered by OMEROS by submission to DSM of written purchase orders (each, a “Purchase Order”), stating the Commercial Product, Unit quantities, and Delivery Dates, which shall be sent to DSM not less than [†] prior to the Delivery Dates specified in such Purchase Orders. DSM shall accept or reject each Purchase Order in writing within [†] of receipt, and shall be deemed to have accepted a Purchase Order if not rejected within such [†] period. The quantity specified in a Purchase Order for a month shall be consistent with the then-current Monthly Forecast for such month, after taking into account OMEROS’ ability to increase the aggregate quantity of Product specified in the Monthly Forecast as provided for in Section 6.2. Should OMEROS submit a Purchase Order to purchase Product in a given month in an amount greater than the quantity forecast for such month in the most recent Monthly Forecast provided by OMEROS to DSM pursuant to Section 6.2, then DSM shall use commercially reasonable efforts to supply such excess quantity but shall not be liable to OMEROS for any inability to do so. Upon receipt of each Purchase Order by DSM, DSM shall supply the Product(s) in such quantities and shall use its best efforts to deliver such Product(s) to OMEROS no later than [†] after the Delivery Dates specified in the Purchase Order. Development Product shall be ordered in accordance with the terms set forth in the applicable statement of work attached to Annex 5.

7.1.2.
Changes in Purchase Orders. Once received by DSM, Purchase Orders may not be modified without DSM’s prior written consent, which shall not be unreasonably withheld. Should OMEROS desire to increase the amount of Product to be supplied by DSM pursuant to any Purchase Order already submitted, OMEROS shall so notify DSM and DSM shall use commercially reasonable efforts to supply such excess quantity but shall not be liable to OMEROS for any inability to do so. OMEROS shall be charged a Cancelled Production Fee for any Purchase Orders cancelled by OMEROS (unless such cancellation occurs in conjunction with the termination of this Agreement by OMEROS pursuant to Section 11.3, 11.4, 11.5 or 17.1). Upon OMEROS’ payment of the Cancelled Production Fee, the cancelled quantities shall be credited against the Requirements Obligation and be deducted from the Firm Purchase Commitment in proportion to the percentage of the Product Price for the cancelled quantity of Product paid.

7.1.3.
Minimum Purchase Requirements Not Affected. If OMEROS requests any change to decrease the ordered quantity, any delays, or cancellation of any Purchase Order, and if DSM accepts such change, delay, or cancellation, DSM’s acceptance shall not reduce or eliminate OMEROS’ Firm Purchase Commitment and any other applicable minimum purchase requirements. Subject to Section 6.8.2, satisfaction of the Firm Purchase Commitment and other minimum purchase requirements shall be determined on the basis of actual quantities purchased (or Cancelled Production Fees paid) for the relevant period.

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7.1.4.
Additional Terms. Any additional or conflicting terms and conditions that may be printed on Purchase Orders issued by OMEROS or any acceptances issued by DSM shall have no force or effect between the Parties unless mutually agreed by the Parties in writing.

7.1.5.
Purchase Quantities. All Commercial Product shall be ordered in Batch sizes, as set forth in Annex 1 hereto or whole multiples thereof. Each Purchase Order shall specify the quantity of Units of Commercial Product being ordered. Quantities actually shipped pursuant to a given Purchase Order may vary from the quantities reflected in such Purchase Order by up to [†] above or below the stated quantities and still be deemed to be in compliance with such Purchase Order; provided, however, that OMEROS shall only be invoiced for actual delivered quantities.

7.2.
Delivery Terms. The terms of delivery for the Product shall be F.O.B. DSM’s [†] plant. Title and risk of loss and/or damage to the Product shall pass to OMEROS upon delivery of the Product to the carrier at DSM’s [†] plant. All Products shall be (a) properly prepared for safe and lawful shipment (in compliance with Applicable Law) by DSM, (b) shipped to OMEROS’ distribution center or other location designated by OMEROS, in accordance with OMEROS’s approved packaging and shipping configurations, via the common carrier designated by OMEROS and (c) accompanied by appropriate transportation and other agreed upon documentation. No products of any Third Party shall be shipped with the Products. Shipping costs prepaid by DSM will be billed to OMEROS monthly by DSM on separate invoices. Each delivery of Product shall be accompanied by a Product Certificate of Analysis and other such documents as may be required by the Quality Agreement or Applicable Law.

7.3.
Invoicing. DSM shall invoice OMEROS upon shipment of Commercial Product in accordance with Section 8.4. Validation Batches and pre-launch Commercial Product shall be invoiced in accordance with Section 2.3, irrespective of whether or not Product Approval has been granted by the FDA.

7.4.
Import and Export Matters. As between the Parties, OMEROS shall prepare, obtain, and maintain all necessary import and export registrations relating to the Product and the API. DSM shall be responsible for Manufacturing all Product hereunder in accordance with Applicable Pharmaceutical Law.

ARTICLE 8:	PRICE; PRICE INCREASES; ADDITIONAL PAYMENTS

8.1.	Price. For Commercial Product, OMEROS shall pay DSM the Product Price set forth in ANNEX 1 hereto, subject to adjustment as set forth in Section 8.2.

8.2.	Price Adjustments.

8.2.1.
API Supply. If OMEROS elects to require DSM to procure API, then the total Product Price payable for a Commercial Batch shall be adjusted by the Acquisition Cost of the API required to Manufacture such Commercial Batch plus [†].

8.2.2.	Unapproved Vendor Price Changes. Any price increase in Excipients as implemented by Unapproved Vendors shall be passed through directly to OMEROS by a corresponding

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increase in the Product Prices that directly reflects such increase, plus [†], unless such increases are directly billed by the Unapproved Vendor to OMEROS. As soon as DSM becomes aware of such price increases from an Unapproved Vendor, it shall provide notice to OMEROS, stating the effective date and the amount of the increase in the Product Price.

8.2.3.
Costs of Specifications Changes. The Product Price may also be increased or decreased by mutual agreement of the Parties in connection with Specification changes made by OMEROS pursuant to Section 5.6. In the event that the Parties do not agree on the new Product Price that reasonably relates to the Specification changes to apply to Product embodying such Specification changes, DSM shall have the right in its sole discretion to terminate this Agreement.

8.2.4.
Cost Reductions from Manufacturing Improvement Program. The Product Price shall be adjusted to reflect cost savings resulting from Manufacturing Improvements to the extent that the net benefits and cost savings resulting from such Manufacturing Improvements are allocated to OMEROS in accordance with Section 5.9.

8.2.5.
Compliance with Foreign Regulatory Authorities. The Product Price may be increased by DSM, subject to OMEROS’ approval, which shall not be unreasonably withheld, to reimburse DSM for any additional necessary services reasonably performed and costs reasonably incurred by DSM as necessary to comply with changes in regulatory requirements outside of the Territory.

8.3.
Taxes. The Product Prices set forth in each Product Addendum included in ANNEX 1 do not include sales, use, consumption, or excise taxes of any taxing authority. The amount of such taxes, if any, will be added to the Product Prices in effect at the time of shipment thereof and shall be reflected in the invoices submitted to OMEROS by DSM pursuant to this Agreement. OMEROS shall pay the amount of such taxes to DSM in accordance with the payment provisions of this Agreement.

8.4.
Invoicing; Method of Payment. At the time of each shipment of Product hereunder, DSM shall invoice OMEROS, and OMEROS shall pay such invoices within thirty (30) days of the invoice date. Payments received after the due date may be subject to interest at a rate equal to the lesser of (a) [†] per month and (b) the maximum amount permitted by Applicable Law. All payments due hereunder to DSM shall be sent to DSM at the times set forth herein by check or wire transfer to such accounts as DSM may designate to OMEROS in writing from time to time in accordance with Section 21.11.

8.5.
Audits. OMEROS shall have the option, on an annual calendar-year basis and more frequently for cause, to request an audit of any Product prices or other charges invoiced by DSM during the preceding Contract Year. Such audits shall be performed by an independent certified public accountant, mutually agreeable to OMEROS and DSM (the “Independent Auditor”), who shall be permitted to review DSM’s records and accounts relating to this Agreement to verify that invoices issued hereunder were correctly prepared. The Independent Auditor shall only report to OMEROS whether the invoices were correctly calculated; and if not, the amount by which the invoices were over-stated or under-stated. OMEROS shall not otherwise have access to the financial records of DSM. The Independent Auditor shall be subject to the confidentiality provisions set forth

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in Article 15. Promptly following the report of the Independent Auditor, the Party that overcharged the other Party or was undercharged by the other Party shall promptly make a reconciling payment to such other Party.

8.6.
DSM shall maintain inventory control and reporting systems adequate to provide OMEROS upon request monthly, quarterly and annual reports of API and Excipient Supply inventory, work in progress inventory and Product inventory.

ARTICLE 9:	RECALLS

9.1.
Product recalls and FDA contacts relating to recall of Product shall be the responsibility of, and under the control of, OMEROS. However, in the event that either Party has reason to believe that any Products should be recalled or withdrawn from distribution, such Party shall promptly inform the other in writing prior to taking any such action. OMEROS shall notify the FDA and other Governmental Authorities, as appropriate, of any recall, and shall be responsible for coordinating all necessary activities regarding the action taken. DSM and OMEROS acknowledge that each Party has significant regulatory obligations; and accordingly, each Party shall fully cooperate with the other to complete the recall, and shall thereafter resolve any allocation of liability as may be appropriate in accordance with the terms of this Agreement.

9.2.
OMEROS shall give DSM prompt written notice of any Product recalls that OMEROS believes were caused or may have been caused by DSM’s failure to comply with this Agreement or the Specifications. If any Product is recalled as a result of the supply by DSM of Product that does not conform to the Specifications or other Product requirements of this Agreement, then subject to Sections 4.2.6 and 5.5, DSM shall promptly reimburse OMEROS for its reasonable expenses incurred as a result of such recall, and, at OMEROS’ election, either refund OMEROS for any amounts paid and cancel any amounts payable pursuant to outstanding Purchase Orders under this Agreement relating to the recalled Product or replace the recalled Product with conforming Product at no cost to OMEROS. If OMEROS elects to utilize a Third Party to conduct a recall, OMEROS shall so notify DSM. Upon the occurrence of a Product recall event, OMEROS shall have the right to suspend Monthly Forecasts for the Product that is the subject of the recall and neither Party shall be subject to Firm Purchase Commitments related to the recalled Product until the cause of such recall has been identified and a corrective action plan mutually agreed upon by OMEROS and DSM has been implemented.

9.3.
The Party responsible for causing a recall of Product shall bear the expenses of the recall. If each Party is partially responsible for causing the recall, the Parties will share the expenses of the recall in proportion to their respective responsibility.

9.4.
OMEROS or its designated Third Party contractor shall maintain records of all sales of Commercial Product and customers sufficient to adequately administer a recall for the longer of (a) a period of [†], (b) a period of [†] and (c) such other period as required by Applicable Law. Subject to Sections 9.1, 9.2 and 9.3, OMEROS shall in all events be responsible for conducting any recalls of Product.

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9.5.
Over-Labeling. DSM shall not be responsible for reimbursing OMEROS for Product recalls that result directly from over-labeling or re-labeling of Product that is performed by OMEROS or any Third Party, after Product has been delivered by DSM to OMEROS. OMEROS shall indemnify and hold DSM harmless from any liability directly related to such over-labeling.

ARTICLE 10:	VALIDATION; REGULATORY

10.1.	Validation.

10.1.1.
DSM shall prepare equipment qualification and manufacturing validation procedures, and shall perform qualification of equipment and utilities as well as validation of the manufacturing, packaging and cleaning processes in accordance with such procedures.

10.1.2.
The Parties recognize that the Validation Batches are being manufactured in part to validate their manufacturability and conformity to the Specifications. Therefore, any part of the Validation Batches that the Parties determine does not meet the Specifications shall not be subject to the warranty contained in Section 5.1 or to the claims procedures set forth in Section 13; and, unless such nonconformity is due to the breach of this Agreement, negligence, willful misconduct or fault of DSM, OMEROS shall pay DSM the full Product Price for such non-conforming Validation Batches pursuant to Section 8.1. OMEROS shall not pay DSM for Validation Batches that do not meet the Specifications due to the breach of this Agreement, negligence, willful misconduct or fault of DSM.

10.2.	Regulatory.

10.2.1.
DSM shall provide OMEROS with standard regulatory support as identified under the heading “Regulatory Support” in ANNEX 4 attached hereto. DSM shall also make available to OMEROS, at OMEROS’ request and expense, additional regulatory consulting services as mutually agreed upon. Regulatory support services, as identified in ANNEX 4, shall be at no additional charge to OMEROS; regulatory consulting services shall be billed at DSM’s standard hourly rates.

10.2.2.
DSM shall provide OMEROS with all documents reasonably requested by OMEROS, and OMEROS shall provide DSM with all documents reasonably requested by DSM, relating to the FDA’s pre-approval inspection of DSM’s manufacturing facility. Omeros shall provide DSM with the relevant sections of the NDA. DSM shall provide OMEROS with a copy of the Annual Product Quality review and related data. OMEROS shall provide to DSM a copy of OMEROS’ annual report with respect to the manufacture and control of the Product. OMEROS shall be solely responsible for the CMC regulatory strategy.

10.3.
Analytical and Validation Methodology. Any analytical and validation methodology supplied by OMEROS and required for use by DSM in the Manufacture of Product under this Agreement (a) shall be certified by OMEROS to the best of its knowledge to be appropriate for the intended use (e.g., cleaning verification, product release, in-process testing, and stability testing), (b) shall be validated per current regulatory guidelines, and (c) shall be readily available to DSM personnel during any regulatory inspection in the DSM site. Periodic re-certification of methods validations may be required in accordance

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with Applicable Pharmaceutical Law. Required analytical and validation methodology that is not supplied by OMEROS (or not previously developed by DSM for OMEROS) shall be developed by DSM, at OMEROS’ expense, according to DSM’s standard rates for development.

10.4.
Reference Standards. Reference standards required for API and key components of the Product that are readily available through the U.S. Pharmacopaeia shall be provided by DSM. If such reference standards (including any re-certifications thereof) are not readily available or must be made to order, OMEROS shall, at its sole discretion, either (a) obtain such reference standards at its sole expense or (b) require DSM to obtain them at OMEROS’ expense.

10.5.
Stability Studies. DSM shall provide stability studies once per year, per SKU or other approved matrix, at no additional cost to OMEROS. Additional stability studies shall be available to OMEROS at DSM’s standard rates. Upon divestment of any Products hereunder, or upon termination of this Agreement, OMEROS shall arrange for transfer of any pending stability studies within ninety (90) days following divestment or termination, or, alternatively, OMEROS and DSM shall agree on any further costs, terms and conditions for DSM to complete the stability studies at the DSM facility.

10.6.	Inspection and Audit Rights; Person-in-Plant.

10.6.1.
During the Term and for the period required by Applicable Law, DSM shall maintain all records related to the Manufacturing process and DSM’s Manufacturing of Product under this Agreement, including records regarding yield calculations, inventories, sampling records, and testing associated with Product. Retention samples shall be kept for a period of one (1) year after the expiration date for the applicable Batch or as otherwise set forth in the applicable Product Addendum. DSM shall track each Batch number of the Product, so as to be able to provide a full Manufacturing history upon OMEROS’ request.

10.6.2.	OMEROS shall be entitled, without charge, to [†] audit (an "OMEROS Audit") of DSM’s facility annually with respect to DSM’s Manufacturing activities hereunder.

10.6.3.	Additional OMEROS Audits may be conducted:

10.6.3.1.	other than in accordance with Sections 10.6.3.2, on no less than [†] days’ notice subject to DSM’s consent and at DSM’s standard daily charge then in effect for such audits; and

10.6.3.2.	as soon as reasonably practicable for DSM and without additional cost, in the event that DSM encounters a serious difficulty or failure in Manufacturing Product.

10.6.4.
An OMEROS Audit shall last no longer than [†] days and may only be conducted during DSM’s regular business hours. A maximum of three (3) named employees or consultants of OMEROS (the “Auditors”), all of whom must be subject to a confidentiality agreement with DSM, may attend the Audit. During the OMEROS Audit, the Auditors may enter those areas of DSM’s facility relevant to Manufacturing, for the sole purpose of observing and inspecting the performance of the Manufacturing and those records of DSM specific

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to or otherwise relevant to Manufacturing (including qualification systems, water systems and environmental monitoring).

10.6.5.
DSM shall permit, upon reasonable notice and during reasonable times, representatives of competent Governmental Authorities and Regulatory Authorities to enter those areas of DSM’s premises concerned with Manufacturing for the sole purpose of observing and inspecting the Manufacturing and those records of DSM specific to the Manufacturing.

10.6.6.
During any inspection pursuant to Section 10.6.5, DSM shall provide reasonable assistance as requested by the relevant Governmental Authority or Regulatory Authority and shall promptly permit access to and (at OMEROS’s reasonable expense) copy and verify relevant records and reports in DSM’s possession, custody or control relating to the Manufacturing.

10.6.7.
OMEROS shall be entitled to have up to two (2) of its employees temporarily located in DSM’s facilities during the Manufacture of a Batch for the purpose of monitoring and observing operations or to participate in investigations into a failed Batch. Such employees shall be bound by the confidentiality obligations set forth in Article 15 with respect to DSM Confidential Information and any confidential information of Third Party obtained while at DSM’s facilities and shall also comply with all relevant DSM policies and procedures of which DSM makes such employees aware including, but not limited to, DSM’s security and alcohol and drug policies. OMEROS shall be solely responsible for any direct or indirect costs of such employees.

ARTICLE 11:	TERM; TERMINATION

11.1.
Term. Unless sooner terminated pursuant to the terms hereof or otherwise extended by mutual written agreement of the Parties, the term of this Agreement shall commence on the Effective Date and shall continue in force and effect until December 31, 2015 (the “Initial Term”).

11.2.	Termination by Mutual Agreement. This Agreement may be terminated at any time upon mutual written agreement between the Parties.

11.3.
Termination for Default. This Agreement may be terminated by either Party in the event of the material breach or default by the other Party of this Agreement, provided that the non-breaching Party shall first give to the defaulting Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor. Upon receipt of such notice, the breaching Party shall have thirty (30) days to respond by either curing such default; or by delivering to the other Party a certificate that such breach is not capable of being cured within such thirty (30) days and that the breaching Party requires additional time and is working diligently to cure such breach; provided, however, that in no event shall the time period for curing such a breach exceed ninety (90) days from receipt of the notice of breach. If the breaching Party does not so respond to the notice of breach or fails to work diligently and to cure such breach within the additional time set forth in this Section 11.3, then the non-breaching Party may terminate

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this Agreement. Termination of this Agreement pursuant to this Section 11.3 shall not affect any other rights or remedies which may be available to the non-breaching Party.

11.4.	Bankruptcy; Insolvency. Either Party may terminate this Agreement upon the occurrence of either of the following:

11.4.1.
The entry of a decree or order for relief by a court having jurisdiction in respect of the other Party in an involuntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or under any other applicable federal or state insolvency or other similar law and the continuance of any such decree or order is unstayed and in effect for a period of sixty (60) consecutive days; or

11.4.2.
The filing by the other Party of a petition for relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar law.

11.5.	Termination by OMEROS. OMEROS may terminate this Agreement unilaterally and upon written notice to DSM pursuant to:

11.5.1.	the second paragraph of Section 5.1;

11.5.2.	Section 5.6.1;

11.5.3.	Section 6.8.3; or

11.5.4.	in the event that a Regulatory Authority withdraws Product Approval of the Product in the Territory.

11.6.
Termination by DSM. DSM may terminate this Agreement unilaterally (i) pursuant to Section 6.5 or 8.2.3 upon written notice to OMEROS, or (ii) in the event that DSM is prohibited by mandate of a Regulatory Authority from continuing Manufacturing at the [†] facility due to regulatory requirements and the Parties cannot agree on the terms for the transfer of the Product to another DSM facility. For the avoidance of doubt, DSM will endeavor to supply Product to Omeros through the expiration of the Term and the termination right set forth in subsection (ii) above shall only apply if DSM is prohibited from continuing such manufacture through the length of the Term by the mandate of a Regulatory Authority. Moreover, in the event of termination pursuant to subsection (ii), the effective date of termination shall be the date that DSM is actually prohibited from manufacturing Product at the [†] facility.

11.7.	Consequences of Expiration and Termination. Upon expiration or termination of this Agreement by either Party:

11.7.1.
Except for cases of termination by OMEROS pursuant to Section 11.3 or 11.5, DSM shall Manufacture and deliver, and OMEROS shall purchase in accordance with the provisions hereof, any and all quantities of Product ordered by OMEROS in a Purchase Order prior to the date on which such notice is given. OMEROS, in its sole election, may cancel any quantities of Product already ordered in a Purchase Order, subject to payment of the applicable Cancelled Production Fee.

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11.7.2.	DSM shall return to OMEROS all unused quantities of Active Pharmaceutical Ingredient in DSM’s possession that have been provided by OMEROS hereunder.

11.7.3.
The Parties shall promptly agree on a procedure that allows OMEROS to take possession of any equipment located at DSM’s facility that is owned by OMEROS (with OMEROS paying all reasonable, actual costs to access and remove such equipment, including DSM’s reasonable and directly related facility restoration costs), or, at DSM’s option and with OMEROS’ consent, DSM may purchase such equipment from OMEROS by paying OMEROS the book value thereof as depreciated on a straight-line basis based on average years of usable life.

11.7.4.
OMEROS shall purchase from DSM (a) at DSM’s Acquisition Cost plus the lesser of [†], all Active Pharmaceutical Ingredients, Excipients and other materials acquired by DSM hereunder in reasonable reliance upon OMEROS’ forecasts, (b) all work-in-progress for the Product at DSM’s cost, and (c) all other Commercial Product then in DSM’s possession; and (d) OMEROS shall compensate DSM for (i) all other non-cancellable commitments to Third Parties made by DSM to satisfy existing Purchase Orders, and (ii) all Obsolete Stock for which OMEROS has not reimbursed DSM in accordance with Section 6.7. Notwithstanding the foregoing, if any Cancelled Production Fee amount is less than an actual expense for such commitment (including restocking fees for returnable materials), OMEROS shall be required to reimburse DSM solely for the amount of the Cancelled Production Fee rather than for the applicable expense.

11.8.
Survival. Upon expiration or termination of this Agreement, the obligations of the Parties under the following provisions shall survive in accordance with their terms: Article 1; Sections 4.1.5, 4.2.2, 4.2.6, 5.1 and 5.2 with respect to Product delivered pursuant to Section 11.7; 5.5, 7.2 and 8.4 with respect to Product delivered pursuant to Section 11.7; Article 9; Sections 10.6.1, 11.7 and 11.8; Section 12.1 (inclusive of Sections 12.1.1 and 12.2.2), Article 13 (except that, to the extent applicable, DSM shall be under no obligation to replace non-conforming Product with conforming Product under Section 13.1.4), Articles 14 and 15; Sections 16.1, 16.4 to 16.6; Articles 18, 19 and 20; Sections 21.1, 21.2, and 21.5 to 21.13.

ARTICLE 12:	TECHNOLOGY TRANSFER

12.1.
If OMEROS terminates this Agreement prior to the expiration of the Term, if DSM terminates this Agreement prior to expiration of the Term, or in connection with the end of the Term, and upon the written request of OMEROS, DSM agrees to use its commercially reasonable best efforts to provide OMEROS or its designee with all reasonably required assistance in order to transfer the then-current process for Manufacturing each applicable Product, at Omeros’ sole discretion and at Omeros’ sole expense, to not more than one manufacturer designated by OMEROS solely for the purpose of manufacturing such Product for OMEROS or its Affiliates or licensees (a "Technology Transfer"). All assistance provided by DSM shall be at DSM’s standard consulting rates then in effect. Following DSM’s receipt of such request, the Parties will establish, in good faith, a reasonable schedule and plan for completing such Technology Transfer and DSM will thereafter cooperate with OMEROS in implementing such plan,

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but in no event shall any of the transition out of DSM’s [†] facility occur beyond the expiration of this Agreement unless otherwise agreed to in writing. Such plan shall provide, without limitation, that DSM shall:

12.1.1.
make available to OMEROS’ designee, subject to any regulatory obligations and confidentiality obligations to Third Parties, copies of current versions of all Controlled Documents applicable to the Product, all Intellectual Work Product developed under this Agreement, but excluding all DSM Intellectual Property and DSM Intellectual Work Product, in each case to the extent relevant to the Manufacturing of Product and any other documentation then in the possession of DSM (excluding DSM Confidential Information) that is reasonably necessary to enable OMEROS’ designee to Manufacture the applicable Product(s) in accordance with the Specifications; and

12.1.2.	provide such other assistance as OMEROS may reasonably request to accomplish the Technology Transfer in an effective manner.

12.2.
In addition to the Technology Transfer contemplated by Section 12.1, OMEROS may at any time request that the Manufacture of the Product be transferred to another manufacturing site owned by DSM. Any such transfer shall be subject to DSM having the capacity to manufacture at another manufacturing site owned by DSM and mutually agreed upon terms including, inter alia¸ (i) the terms and allocation of costs related to the transfer, (ii) revised terms related to the Manufacture of the Product at a different DSM manufacturing site including any appropriate amendments to this Agreement or a superseding agreement to this Agreement, and (iii) revised pricing for the Manufacture of the Product at a different DSM manufacturing site. Neither party will be obligated to provide such assistance if mutually agreed terms are not reached between the parties.

ARTICLE 13:	CLAIMS

13.1.	Claims.

13.1.1.
In the event that any of the Product delivered to OMEROS’ designated carrier by DSM fails to conform with the Product Specifications, OMEROS shall reject such Product by giving written notice to DSM within [†] after OMEROS’ receipt of such Product and all associated quality assurance documents, including, without limitation, the Product Certificate of Analysis; provided, however, that if such a claim relates to a Latent Product Defect, then subject to and without limitation of Section 13.2, such claim shall be timely if made within [†] following the discovery of such Latent Product Defect.

13.1.2.	For any claim relating to the container or container closure system for Products utilizing glass containers packaged by DSM, OMEROS shall make the subject vials available to DSM for analysis.

13.1.3.
Claims relating to invoiced quantities or pricing shall be provided to the other Party within [†] following the date of the original invoice stating such quantities or prices, after which period such claims shall be deemed to have been waived; provided, however, that if such a claim relates to a Latent Product Defect, then subject to and without limitation

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of Section 13.2, such claim shall be timely if made within [†] following the discovery of such Latent Product Defect.

13.1.4.
Any notice given under this Article 13 shall specify the manner in which the Product fails to meet DSM’s warranty or the Specifications. If it is determined by agreement of the Parties (or in the absence of agreement of the Parties, by a mutually acceptable independent laboratory or consultant whose fees shall be paid by the non-prevailing Party), that the non-conformity is due to damage to the Product caused by OMEROS or its agents or a Third Party other than DSM or a subcontractor or vendor under DSM’s control, then DSM shall have no liability to OMEROS with respect thereto. Otherwise, DSM shall promptly, at OMEROS’ election in its sole discretion, (a) credit OMEROS’ account for, or refund to OMEROS, the price invoiced for such non-conforming Product as well as the Acquisition Costs (or, if applicable, pre-agreed designated costs) of the Active Pharmaceutical Ingredients and any other materials supplied by OMEROS to DSM under this Agreement that were used in the Manufacture of such non-conforming Product, together with all out-of-pocket expenses (including, without limitation, all shipping charges) associated with the purchase and return of the non-conforming Product, or (b) promptly replace the non-conforming Product with conforming Product at no cost to OMEROS.

13.2.
Waiver of Claims. SUBJECT TO ARTICLE 14, CLAIMS ARISING HEREUNDER SHALL BE DEEMED TO HAVE BEEN WAIVED IF NOT BROUGHT WITHIN [†] FOLLOWING THE DATE OF THE OCCURRENCE GIVING RISE TO THE CLAIM, EXCEPT FOR CLAIMS RELATING TO LATENT PRODUCT DEFECTS WHICH CLAIMS SHALL BE DEEMED WAIVED IF NOT BROUGHT WITHIN [†] FOLLOWING DISCOVERY OF SUCH LATENT PRODUCT DEFECT, BUT IN NO CASE LATER THAN [†]. CLAIMS RELATING TO INVOICED QUANTITIES OR PRICING SHALL BE PROVIDED TO THE OTHER PARTY WITHIN [†] FOLLOWING THE DATE OF THE ORIGINAL INVOICE STATING SUCH QUANTITIES OR PRICES, AFTER WHICH PERIOD SUCH CLAIMS SHALL BE DEEMED TO HAVE BEEN WAIVED.

13.3.
Disposition of Non-conforming Product. In any case where OMEROS expects to make a claim against DSM with respect to damaged or otherwise non-conforming Product, OMEROS shall not dispose of such Product without written authorization and instructions of DSM either to dispose of the Product or to return the Product to DSM.

13.4.	Product Holds/Rejects. DSM shall promptly notify OMEROS of Product holds and/or rejects that may have an impact on Manufacturing and that may require OMEROS’ approval prior to resolution.

ARTICLE 14:	INDEMNIFICATION

14.1.
Indemnification by OMEROS. OMEROS shall indemnify, defend and hold DSM, its Affiliates and their respective directors, officers, employees, agents, successors and assigns, harmless from and against any and all damages, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of or in connection with:

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14.1.1.	OMEROS’ breach of this Agreement;

14.1.2.
any Third Party claim of illness, injury, or death caused by the use of any Product supplied by DSM hereunder that conformed to the Specifications and the other terms of this Agreement at the time of delivery to OMEROS, excluding such claims arising from a Latent Product Defect attributable to DSM’s breach of this Agreement;

14.1.3.	any claim by any employee of DSM, its subcontractors, or any Third Party of illness, injury or death arising out of OMEROS’ breach of Section 2.4;

14.1.4.
any proceeding instituted by or on behalf of a Third Party based upon a claim that the manufacture, use or sale of the Product infringes a United States patent or any other proprietary rights claimed by OMEROS and utilized with OMEROS’ consent by DSM in the Manufacture of the Product; or

14.1.5.	any act or omission of negligence, gross negligence, or willful misconduct by OMEROS or its respective directors, officers, employees, agents, or representatives in the performance of this Agreement.

14.2.
Indemnification by DSM. DSM shall indemnify, defend and hold OMEROS, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any and all damages, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of or in connection with:

14.2.1.	DSM’s breach of this Agreement;

14.2.2.
any Third Party claim of illness, injury or death caused by the use of any Product manufactured by DSM hereunder that did not conform to the Specifications or other terms of this Agreement at the time of delivery to OMEROS;

14.2.3.
any proceeding instituted by or on behalf of a Third Party based upon a claim that the Manufacture of the Product infringes a United States patent or any other proprietary rights claimed by DSM (except for such claims as are subject to indemnity by OMEROS pursuant to Section 14.1.4); or

14.2.4.	any act or omission of negligence, gross negligence, or willful misconduct by DSM or its respective directors, officers, employees, agents, or representatives in the performance of this Agreement.

14.3.
Indemnification Procedures. A Party (the “Indemnitee”) which intends to claim indemnification under this Article 14 shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which the Indemnitee or any of its Affiliates, or any of their respective directors, officers, employees or agents intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee, its Affiliates, and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the

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investigation, negotiation, compromise, settlement and defense of any action, claim or other matter covered by this indemnification. The Indemnitor shall be in charge of and control of any such investigation, negotiation, compromise, settlement and defense, and shall have the right to select counsel with respect thereto, provided that the Indemnitor shall promptly notify the Indemnitee of all material developments in the matter. In no event shall the Indemnitee compromise or settle any such matter without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; nor shall the non-consenting Party be bound by any such settlement. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

ARTICLE 15:	CONFIDENTIALITY

15.1.
During the Term and for a period of twenty (20) years following expiration or termination of this Agreement, each of OMEROS and DSM agrees not to publish, disclose or use for any purpose other than its performance under this Agreement, any information disclosed by the other Party and designated as proprietary or confidential (“Confidential Information”), including, without limitation, information printed on hard copy or stored on electronic media, audio or video tapes and disks, or information or knowledge visually acquired by or generated by OMEROS or DSM personnel in the form of written notes and memoranda memorializing information or knowledge acquired visually or aurally in the course of either Party’s performance under this Agreement; provided, however, that for purposes of this Agreement, all OMEROS Intellectual Property and OMEROS Intellectual Work Product shall be deemed OMEROS’ Confidential Information, and all DSM Intellectual Property and DSM Intellectual Work Product shall be deemed DSM’s Confidential Information, regardless of which Party discloses such information to the other Party.

Each Party (the “Receiving Party”) shall limit disclosure of Confidential Information received from the disclosing party (the “Disclosing Party”) to only those officers and employees of the Receiving Party (or its Affiliates) who are directly concerned with the performance of this Agreement. Each Party shall advise such officers or employees upon disclosure of any Confidential Information to them of the confidential nature of the Confidential Information and the terms and conditions of this Article 15, and shall use all reasonable safeguards to prevent unauthorized disclosure of the Confidential Information by such officers and employees.

15.2.	Both Parties agree that the following shall not be considered Confidential Information subject to this Agreement:

15.2.1.
information that the Receiving Party can establish with written documentation is in the public domain by publication or otherwise, provided that such publication is not in violation of this Agreement or any other confidentiality agreement;

15.2.2.
information that the Receiving Party can establish with written documentation was in the Receiving Party’s possession prior to the time of disclosure by the Disclosing Party and was not acquired, directly or indirectly, from the Disclosing Party;

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15.2.3.
information the Receiving Party can establish with written documentation was lawfully received from a Third Party; provided, however, that such Third Party was not obligated to hold such information in confidence;

15.2.4.	information that the Receiving Party can establish with written documentation was independently developed by the Receiving Party without access or reference to any Confidential Information; and

15.2.5.
information that the Receiving Party is compelled to disclose by a court, administrative agency, Regulatory Authority or other tribunal; provided however, that in such case the Receiving Party shall immediately give as much advance notice as feasible to the Disclosing Party to enable the Disclosing Party to exercise its legal rights to prevent and/or limit such disclosure. In any event, the Receiving Party shall disclose only that portion of the Confidential Information that, in the opinion of the Receiving Party’s legal counsel, is legally required to be disclosed and will exercise reasonable best efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court, administrative agency, Regulatory Authority or tribunal.

15.3.
Subject to Section 16.4, all Confidential Information shall remain the property of the Disclosing Party. Upon the expiration or termination of this Agreement, or at any time upon the written request of the other Party, the Receiving Party shall immediately return or destroy any Confidential Information of the Disclosing Party in the Receiving Party’s possession, custody or control, except that the Receiving Party’s legal counsel may keep one (1) copy for archival purposes. The Disclosing Party’s failure to request the return of Confidential Information shall not relieve the Receiving Party of its confidentiality obligations under this Agreement.

15.4.
Each Party acknowledges and expressly agrees that the remedy at law for any breach by it of the terms of this Article 15 shall be inadequate and that the full amount of damages that would result from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in the event of a breach or threatened breach by either Party of this Article 15, the other Party shall be entitled to seek immediate injunctive relief prohibiting any such breach and requiring the immediate return of all Confidential Information. The remedies set forth in this Section 15.4, shall be in addition to any other remedies available for any such breach or threatened breach, including the recovery of damages from the breaching Party.

15.5.
The terms and conditions of this Agreement, but not the fact of its existence, shall constitute Confidential Information, except that either Party may disclose such terms and conditions to its Affiliates in accordance with Section 15.1; provided, however, that notwithstanding the foregoing, the Parties acknowledge that each Party may be required to (and in such instance shall be permitted to) disclose the terms of this Agreement pursuant to its reporting obligations under the Securities Exchange Act of 1934, as amended (or other securities exchange requirements), and to file a copy of this Agreement as an exhibit to a periodic, quarterly or annual report required to be filed by such Party thereunder; provided, that the Party filing a copy of this Agreement as permitted by this Section 15.5 shall seek confidential treatment of the confidential terms of this Agreement, including but not limited to payment terms.

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ARTICLE 16:	INTELLECTUAL PROPERTY

16.1.
Pre-Existing Intellectual Property. Any intellectual property rights and/or intellectual property owned by a Party or licensed by a Third Party to a Party as of the Effective Date, including, as the case may be, OMEROS Intellectual Property and DSM Intellectual Property (but only to the extent such OMEROS Intellectual Property or DSM Intellectual Property, as applicable, existed as of the Effective Date) (“Pre-Existing IPR”) shall remain the sole and absolute property of the Party that owned or was licensed to use such Pre-Existing IPR. Nothing in this Agreement shall act as any assignment or transfer of the Pre-Existing IPR. The Pre-Existing IPR shall not be licensed to the other Party under this Agreement except as expressly provided for in Sections 16.2 and 16.3.

16.2.
License Grants to DSM. OMEROS hereby grants to DSM a royalty-free, worldwide, nonexclusive license (without the right to sublicense) to practice the OMEROS Intellectual Property and OMEROS Intellectual Work Product solely to the extent necessary or reasonably useful for DSM to perform its obligations hereunder. The foregoing nonexclusive license shall terminate upon the termination or expiration of this Agreement. Nothing in the foregoing license grant shall permit DSM to make any disclosure of OMEROS’ Confidential Information or OMEROS Intellectual Property to a Third Party without the express prior written consent of OMEROS. This license does not prevent OMEROS from granting a license to or making use of the OMEROS Pre-Existing IPR, OMEROS Intellectual Property or OMEROS Intellectual Work Product for other purposes.

16.3.
License Grants to OMEROS. DSM hereby grants to OMEROS (i) during the Term, a royalty-free, irrevocable, worldwide, nonexclusive, sublicensable license, but without the right to sublicense to any competing manufacturer without obtaining DSM’s consent, to practice the DSM Intellectual Property and DSM Intellectual Work Product solely to the extent necessary or reasonably useful for Manufacturing Product and (ii) a royalty-free, worldwide, exclusive, sublicensable right of reference to the drug master file(s) for Product(s) prepared and maintained by DSM pursuant to this Agreement. This license does not prevent DSM from granting a license to or making any use of the DSM Intellectual Property or DSM Intellectual Work Product for any purpose.

16.4.	Ownership of Intellectual Work Product.

16.4.1.	OMEROS acknowledges that DSM shall be the sole and exclusive owner of all Intellectual Work Product [†] (“DSM Intellectual Work Product”).

16.4.2.
DSM acknowledges that OMEROS shall be the sole and exclusive owner of all Intellectual Work Product [†] (“OMEROS Intellectual Work Product”), and agrees promptly to disclose to OMEROS in writing any OMEROS Intellectual Work Product that DSM may develop solely or jointly during the Term. DSM hereby irrevocably assigns and transfers to OMEROS (and to the extent that an executory assignment is not enforceable, DSM hereby agrees to assign and transfer to OMEROS, in writing, from time to time, upon request) all of the right, title and interest that DSM has or may later acquire in and to the OMEROS Intellectual Work Product under copyright, patent, trade

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secret and trademark law, in perpetuity or for the longest period otherwise permitted by law. For purposes of clarity, all Intellectual Work Product that [†].

16.5.	Right to File for Protection.

16.5.1.
OMEROS shall have the sole right to prepare, file, prosecute and maintain patent applications and patents, continuations, continuations-in-part, divisions, reissues, additions, renewals, or extensions thereof, and all other applications considered desirable by OMEROS, disclosing or claiming the OMEROS Intellectual Work Product, in countries and regions of its choice throughout the world, for which OMEROS shall bear all costs. Either before or after the termination of this Agreement, DSM shall reasonably assist OMEROS in acquiring and maintaining such rights in, and confirming OMEROS’ title to, the OMEROS Intellectual Work Product, at the request and sole expense of OMEROS. The assistance of DSM shall include but not be limited to executing assignments, declaration or other documents related to all patent, copyright, trademark and other applications considered desirable by OMEROS, cooperating in legal proceedings, and taking any other reasonable steps considered desirable by OMEROS.

16.5.2.
DSM shall have the sole right to prepare, file, prosecute and maintain patent applications and patents, continuations, continuations-in-part, divisions, reissues, additions, renewals, or extensions thereof, and all other applications considered desirable by DSM, disclosing or claiming the DSM Intellectual Work Product, in countries and regions of its choice throughout the world, for which DSM shall bear all costs. Either before or after the termination of this Agreement, OMEROS shall assist DSM in acquiring and maintaining such rights in, and confirming DSM’s title to, the DSM Intellectual Work Product, at the request and sole expense of DSM. The assistance of OMEROS shall include but not be limited to executing assignments, declaration or other documents related to all patent, copyright, trademark and other applications considered desirable by DSM, cooperating in legal proceedings, and taking any other steps considered desirable by DSM.

16.6.
Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Article 16 by DSM are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code or analogous provisions of Applicable Law outside the United States, license of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code or analogous provisions of foreign law. DSM hereby agrees that in the event of the commencement of a bankruptcy proceeding by or against DSM under the United States Bankruptcy Code or analogous provisions of Applicable Law outside the United States, OMEROS, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections thereunder. In addition, in the event of such proceedings, OMEROS shall be entitled to a complete duplicate or (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property which, if not already in OMEROS’ possession, shall be promptly delivered to it upon any such commencement of a bankruptcy proceeding upon OMEROS’ written request therefor.

ARTICLE 17:	FORCE MAJEURE

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17.1.
Effects of Force Majeure. Neither Party shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement if such failure or delay is due to any condition beyond the reasonable control of the affected Party including, without limitation, Acts of God, strikes or other labor disputes, war, riot, earthquake, tornado, hurricane, fire, civil disorder, explosion, accident, flood, sabotage, lack of or inability to obtain adequate fuel, power, materials, labor, containers, transportation, supplies or equipment, breakage or failure of machinery or apparatus, national defense requirements, or supplier strike, lockout or injunction (a “Force Majeure Event”). In the event that DSM is unable to meet Purchase Order Delivery Dates because of any Force Majeure Event for more than [†], OMEROS may (a) terminate this Agreement without penalty on [†] notice to DSM and (b) cancel any and all outstanding Purchase Orders. In addition, during the continuation of any Force Majeure Event, OMEROS shall be free to source its requirements for Product from Third Parties with respect to any Purchase Order as to which DSM is unable to meet the specified Delivery Dates because of the Force Majeure Event. Any Firm Purchase Commitment and all other minimum purchase requirements shall be reduced, without penalty, by the quantity of Product covered by any Purchase Orders cancelled pursuant to this Section 17.1. Upon cessation of such Force Majeure Event, the Parties shall promptly resume performance on all Purchase Orders which have not been terminated.

17.2.
Notice of Force Majeure Event. In the event either Party is delayed or rendered unable to perform due to a Force Majeure Event, the affected Party shall give notice thereof and its expected duration to the other Party promptly after the occurrence of the Force Majeure Event; and thereafter, the obligations of the affected Party will be suspended during the continuance of the Force Majeure Event. The affected Party shall take commercially reasonable steps to remedy the Force Majeure Event with all reasonable dispatch, but such obligation shall not require the settlement of strikes or labor controversies on terms unfavorable to the affected Party.

ARTICLE 18:	LEGAL COMPLIANCE

18.1.	Legal Compliance. Each Party shall comply in all material respects with all Applicable Law in the performance of its obligations pursuant to this Agreement.

ARTICLE 19:	PRESS RELEASES; USE OF NAMES

19.1.
Press Releases. Any press release, publicity or other form of public written disclosure related to this Agreement prepared by one Party shall be submitted to the other Party prior to release for approval, which approval shall not be unreasonably withheld or delayed by such other Party; provided, however, that OMEROS and DSM’s parent company may announce the signing of this Agreement and the names of the Parties hereto (but none of the terms herein) in their quarterly results release without such prior approval.

19.2.
Joint Press Release. Following the Effective Date, the Parties will agree to issue a joint press release, the form and content of which shall be mutually agreed by the Parties with respect to the transactions contemplated by this Agreement and which shall note

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the strengths of each Party hereto and the benefits each will receive pursuant to the terms of this Agreement and shall include a quotation from the Chief Executive Officer or division President of each Party.

19.3.
Use of Names. Except as expressly provided or contemplated hereunder and except as otherwise required by Applicable Law, no right is granted pursuant to this Agreement to either Party to use in any manner the trademarks or name of the other Party, or any other trade name, service mark, or trademark owned by or licensed to the other Party if connection with the performance of this Agreement. Notwithstanding the above, as required by Applicable Law, OMEROS, DSM and their respective Affiliates shall be permitted to use the other Party’s name and to disclose the existence and terms of this Agreement in connection with securities or other public filings subject to the protections of confidential information as set forth in Section 15.5.

ARTICLE 20:	DISPUTE RESOLUTION; VENUE

20.1.
Arbitration. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relates to either Party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by notice to the other Party, have such dispute referred to their senior officers as shall be designated by each Party for attempted resolution through good faith negotiations within thirty (30) days after such notice is received. In the event the designated officers are not able to resolve such dispute within such thirty (30) day period, or such other period of time as the Parties may mutually agree in writing, the Parties shall be obligated to submit the dispute to binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) for commercial arbitration, utilizing three (3) arbitrators mutually agreeable to the Parties. If the Parties are unable to reach agreement as to one or more of the arbitrators, the arbitrators shall be chosen in accordance with the AAA commercial arbitration rules. The arbitrators shall present a detailed written statement of their findings; and the Parties shall be bound thereby. The arbitration proceedings and any documents or other information disclosed in connection therewith shall be subject to the requirements of confidentiality as set forth in Article 15.

20.2.
Venue. The arbitration shall take place in a mutually agreeable location, but if the Parties cannot agree as to the location, the arbitration shall take place in New York, New York. The arbitrators shall apply the law of the State of New York without regard to conflicts of law provisions.

ARTICLE 21:	MISCELLANEOUS

21.1.
Insurance. During the Term and for at least three (3) years thereafter, each Party shall at all times maintain all necessary insurance coverage with sound and reputable independent insurers at commercially reasonable levels of coverage or shall be self insured having regard to the nature, type, scope and size of the business it conducts and all its respective activities and obligations under this Agreement. Each Party shall maintain general liability insurance with minimum coverage equal to [†]. Each Party shall, upon reasonable request of the other Party, produce satisfactory evidence that all

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insurance premiums have been paid and kept up to date and are kept in accordance with local insurance laws or regulations from time to time in force, or shall furnish appropriate certificates of insurance showing proof of coverage. The insurance coverage may be provided through a combination of primary, excess/umbrella or self-insured retention, and shall not serve to operate as a limitation on the recovery of any claim. Each Party shall include the other Party as an additional insured on its policies of insurance, as the other Party’s interests may be affected pursuant to this Agreement.

21.2.
Independent Contractors. The relationship between OMEROS and DSM is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, or of principal and agent between OMEROS and DSM. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

21.3.
Assistance from OMEROS. To assist DSM in its performance of this Agreement, OMEROS shall provide DSM, in a timely fashion, with all relevant information, documentation and data (including without limitation any information, documentation and data relating to product safety and information, documentation and data, including without limitation NDA and/or other OMEROS Regulatory Documentation numbers and NDC codes, reasonably necessary for DSM to drug list a Product) that is necessary or appropriate for DSM’s performance hereunder. If requested by DSM to provide such information, OMEROS shall provide such information (or an explanation of the legitimate reason for any delay and a projected date by which such support or information will be provided) within ten (10) business days of DSM’s request. In the event OMEROS is to review or approve any information, documentation, data or samples prepared or supplied by or on behalf of DSM, it shall complete such review and approval process within in a timely fashion.

21.4.
Assignment; Subcontractors. Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed, neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party may make such an assignment without the other Party’s consent to its Affiliate or to a successor, whether in a merger, sale of stock, or sale of assets to which this Agreement pertains and provided, further, that OMEROS may make such an assignment without DSM’s consent to a Third Party to which OMEROS grants commercialization rights to Product in the Territory. With respect to an assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any attempted assignment or delegation in violation of this Section 21.4 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of DSM or OMEROS as the case may be. In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement. DSM may, only with OMEROS’ prior written consent at Omeros’ reasonable discretion, utilize subcontractors to perform any part of this Agreement.

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21.5.	Continuing Obligations. Termination, assignment or expiration of this Agreement shall not relieve either Party from full performance of any obligations incurred prior thereto.

21.6.
Waiver. Neither Party’s waiver of any breach or failure to enforce any of the terms and conditions of this Agreement, at any time, shall in any way affect, limit or waive such Party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

21.7.
Severability. Each Party hereby expressly agrees that it has no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or either Party, in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties’ overall intentions in this transaction.

21.8.	Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

21.9.
Construction. This Agreement has been jointly prepared on the basis of the mutual understanding of the Parties and shall not be construed against either Party by reason of such Party’s being the drafter of any portion of this Agreement.

21.10.
Annexes, Schedules and Attachments. Any and all annexes, schedules and attachments referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

21.11.
Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by (a) registered or certified mail, return receipt requested, or (b) a nationally-recognized courier service guaranteeing next-day delivery, charges, and shall be deemed to have been given upon mailing. Any such notices shall be addressed to the receiving Party at such Party’s address set forth below, or at such other address as may from time to time be furnished by similar notice by either Party:

If to DSM:    DSM Pharmaceuticals, Inc.
            5900 Martin Luther King Hwy.
Greenville, NC 27834
Attn: President & Business Unit Director

    If to OMEROS:    Omeros Corporation
1420 Fifth Avenue, Suite 2600
Seattle, WA 98101

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Attn: Chief Executive Officer

With a copy to:
Omeros Corporation
201 Elliott Avenue West
Seattle, WA 98119
Attn: General Counsel
e-mail: mkelbon@omeros.com

21.12.
Counterparts. This Agreement and any amendment or supplement hereto may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement and any such amendment or supplement by any Party hereto will not become effective until counterparts hereof have been executed by both Parties hereto.

21.13.
Governing Law; Entire Agreement. The validity, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. This Agreement constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement. No terms, conditions, understanding, or agreement purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by the Party to be bound. No modification to this Agreement shall be effected by the acknowledgment or acceptance of any Purchase Order or shipping instruction forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein.

[Signatures on following page]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

DSM Pharmaceuticals Inc. (“DSM”)

By: /s/ Laura Parks
Laura Parks, President & Business Unit Director

Omeros Corporation (“OMEROS”)

By: /s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D., Chairman & CEO

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ANNEX 1:

PRODUCT SPECIFICATIONS, PRICING,
AND OTHER INFORMATION FOR OMS302

1.	Product Specifications:

[†]

2.	Active Pharmaceutical Ingredients and API Specifications:

[†]

[†]

3.	Supplier of API:

[†]
[†]

4.	Excipients:

[†]

[†]

5.	Packaging Specifications:

[†]
[†]
[†]

Product Pricing: Omeros recognizes that pricing will need to be adjusted if there are any changes in the assumptions below.

Presentation	Batch Size	Total Batch Price	Total Price per Vial
[†]	~[†]	$ [†]	$[†]
[†]	~[†]	$[†]	$[†]
1. Pricing assumes [†].
2. Pricing assumes [†].
3. Pricing assumes [†].
4. Pricing assumes [†].
5. Pricing assumes [†].
6. Pricing assumes [†].
7. Pricing assumes [†].
8. Pricing assumes [†].
9. [†].
10. [†].

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6.	Special Equipment: [†].

7.	Lead Times for Purchase Orders and Inventories:

Packaging
[†]
[†]
[†]

Materials
[†]
[†]
[†]
[†]

8.	Special requirements for procurement of API and/or Excipients: None.

9.	Any Agreed Additional Compliance Regions: None.

10.	Commercial Product Batch size: ~[†] per Batch

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ANNEX 2: CAPITAL / EQUIPMENT

[†]

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ANNEX 3: QUALITY AGREEMENT

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QUALITY AGREEMENT
By and Between

Omeros Corporation 201 Elliott Avenue West Seattle, WA 98119 (Hereinafter called “Omeros”)	And	DSM Pharmaceuticals, Inc. 5900 Martin Luther King Jr. Highway Greenville, North Carolina 27834 (Hereinafter called “DSM”)
/s/ Catherine A. Melfi		/s/ Warren Horton
Date: August 27, 2013 Catherine A. Melfi, Ph.D. Vice President, Regulatory Affairs and Quality Systems		Date: August 23, 2013 Warren Horton Vice President, Quality Operations & Regulatory Affairs

This quality agreement is effective when signatures of all parties are complete.

CONFIDENTIAL
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TABLE OF CONTENTS

1	GMP STANDARDS	3
2	QUALITY PRESENCE	3
3	REGULATORY AGENCY INSPECTIONS	4
4	PREMISES	4
5	TRAINING / QUALIFICATION	5
6	DOCUMENTATION AND CHANGE MANAGEMENT	5
7	RAW MATERIAL/ PACKAGING COMPONENTS	6
8	PRODUCTION	6
9	LABORATORY ANALYSIS	7
10	FINISH PRODUCT STABILITY	7
11	RETENTION OF SAMPLES	7
12	VALIDATION	8
13	CALIBRATION/PREVENTATIVE MAINTENANCE	8
14	SUBCONTRACTING	8
15	INVESTIGATIONS	8
16	BATCH DOCUMENTATION REVIEW	9
17	PRODUCT DISPOSITION	9
18	STORAGE AND SHIPMENT	9
19	DOCUMENT RETENTION	10
20	REGULATORY SUBMISSIONS	10
21	COMPLAINTS	11
22	REGULATORY ACTIONS	11
23	DISPUTE RESOLUTION	11

APPENDIX I: Product Listing
APPENDIX II: Company Contact Individuals
APPENDIX III: Batch Document Review
APPENDIX IV: Revision History

CONFIDENTIAL
† DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

This Quality Agreement defines the roles and responsibilities of OMEROS and DSM in order to maintain cGMP compliance when providing services and/or Products for OMEROS. This Quality Agreement shall be incorporated within and constitute a part of the Pharmaceutical Manufacturing and Supply Agreement by and between OMEROS and DSM (the “Supply Agreement”). Given that all quality related matters are addressed solely in this Quality Agreement and all matters other than quality related matters are addressed solely in the Supply Agreement, no terms of this Quality Agreement shall act to amend any term of the Supply Agreement.
This Quality Agreement takes the form of a detailed checklist of the activities associated with pharmaceutical production and related support activities. Responsibility for each activity is assigned to either OMEROS and/or DSM in the appropriate box in the Delegation Checklist. For each responsibility listed, the respective party is required to put into effect all applicable procedures and to take all necessary actions to effectuate that responsibility in accordance with cGMP’s, applicable laws, and the marketing authorizations.
No changes to the terms of this Agreement may be made unless by written amendment, mutually agreeable to both parties, attached hereto and made a part hereof. The parties will review the Quality Agreement once every three years unless required sooner to incorporate changes in services and/or Product(s) and issue a revised document or appendix, as appropriate. The Product(s) referred to herein as Product and the Product development stage (i.e. development, clinical trial material, commercial) are defined in Appendix I. To facilitate routine communications between the parties, company contact individuals are provided in Appendix II. OMEROS and DSM contact individuals may be updated as required by notification to either party.
This Quality Agreement shall expire upon the expiration or termination of the Supply Agreement, except those obligations, which, by their nature, shall survive the expiration or termination of this Quality Agreement, such as ongoing regulatory requirements set forth in this Quality Agreement, and including, for example, maintaining records and supporting product complaint investigations.

RESPONSIBILITY DELEGATION CHECKLIST

Responsibilities		OMEROS	DSM
1 GMP STANDARDS
1.1
Services contracted will comply with applicable domestic and international current good manufacturing practices (cGMP) as referenced in the Supply Agreement (such as USP Pharmacopoeia, European Pharmacopoeia, and other relevant international, federal, state, and local laws and regulations in effect in the US and the European Union.) appropriate to the product development stage and distribution.
√
1.2	Will provide prior notification when changing the country of market and to ensure existing product operations comply with the specific market and applicable regulations.	√
1.3
Agrees to comply with policies and procedures adopted by DSM to establish and maintain cGMP, including investigative methodology that governs how DSM interprets and releases data in support of final batch disposition.
√
2 QUALITY PRESENCE
2.1.
Shall work collaboratively to conduct periodic meetings to discuss Product quality-related data, future planning, regulatory updates, and such other matters as may be requested by a Party and agreed by the other Party.
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Responsibilities		OMEROS	DSM
2.2
Will permit OMEROS to perform a minimum of [†] standard cGMP annual compliance audit for the services contracted, upon reasonable notification from OMEROS, with actual audit dates subject to mutual agreement. Such audits shall not exceed [†] days and shall have no more than four (4) auditors. OMEROS representatives will be escorted by DSM personnel at all times and will only have access to the facility and records relating to the services and Products under contract with OMEROS. An extension of the audit frequency may occur at any time with written agreement from both Parties.
√
2.3
Notwithstanding the foregoing, will permit OMEROS to conduct an additional audit on a date mutually agreed upon by both parties to the extent necessary to address significant events (i.e. critical regulatory action pertinent to product production area or existence of multiple quality system events within DSM control). Such audits shall be scheduled promptly after Senior Management agreement of the event audit and agenda scope.
√
2.4	Will report audit findings verbally at the close of the audit and will provide a written report within [†] days of the audit.	√
2.5
Response will include root cause evaluation, corrective actions, preventive actions, and remedial actions, where appropriate, and shall include a timeline for completion of each action. The response will be sent to OMEROS within [†] days from report receipt or in a mutually agreed upon time period.
√
2.6
Responses that OMEROS deems are not acceptable, incomplete, or inadequate will be reviewed with the respective Quality Management from both Parties for resolution. If Parties are unable to resolve, the matter shall be escalated to site management before proceeding with dispute resolution provisions.
		√	√
2.7
Will permit OMEROS personnel to observe the manufacture of Product at any time upon reasonable notification from OMEROS and for a reasonable duration. The number of personnel and duration of visit will be agreed upon prior to the visit.
√
3 REGULATORY AGENCY INSPECTIONS
3.1	Will notify OMEROS within [†] days of any regulatory agency action that specifically affects the contracted services and/or Products to be supplied pursuant to the Supply Agreement.		√
3.2	Notify OMEROS of any regulatory agency inspection specifically impacting the products covered by this Agreement on the [†] of initiation/notification of the audit by the regulatory agency.		√
3.3	Reserves the right to be available on site during an agency inspection when the inspection pertains to Product.	√
3.4
Will respond to the regulatory agency in a timely manner after consultation with OMEROS on any OMEROS product-specific citation. DSM will forward appropriately redacted regulatory agency documentation (e.g., EIR) and responses that pertain to OMEROS Product within [†] days of receipt or completion of submission.
√
3.5	Notify DSM of any regulatory agency inspection specifically impacting the products covered at OMEROS or affiliate by this Agreement on the [†] day of the audit.	√
3.6	Reserves the right to present site data and/or procedures upon specific requests regarding DSM responsibilities.		√
3.7
Data specific to Product produced at DSM and that is maintained by OMEROS (e.g. Product Quality Review Data assembled by OMEROS, Stability not performed by DSM, etc.) will be made readily available to DSM during regulatory inspections in order for DSM to fulfill regulatory requests or address regulatory audit actions.
√
4 PREMISES
4.1	Will perform pharmaceutical production and related support activities at the facility.		√
4.2	Will maintain premises and equipment used to manufacture the Products according to current regulatory requirements.		√

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Responsibilities		OMEROS	DSM
4.3
Manufacture the Products in a suitably controlled environment; and such facilities will be regularly monitored for parameters critical to the process in order to demonstrate and maintain compliance with (i) applicable GMP guidelines and (ii) mutually agreed specifications.
√
4.4	Will maintain controlled access to the premises. All visitors shall comply with applicable access policies, dress code, cell phone usage, camera, security, and safety requirements.		√
4.5
Restrict the following product types (classification) from being introduced as noted into the existing common site manufacturing operations.
• Insecticides/Pesticides
• Live Organisms (Live or attenuated virus)
• Beta Lactams, Penicillin, and Penicillin derivatives
• Non-Treated Blood Product
• Hormones
• Cytotoxic*
*Segregated site manufacturing option available for product classification
√
4.6	[†] Will notify OMEROS of [†] • [†] • [†] • [†] [†]. The prior notification shall provide sufficient information to perform an assessment to identify any issue for the Product and agency requirements.		√
4.7
Will notify DSM of any commitments and/or restrictions associated with the manufacturing of the Products in a multiple-product manufacturing facility. In the event that OMEROS identifies a potential regulatory requirement related to a new product introduction that would affect Product activity, the parties will identify actions to resolve the requirement.
√
4.8
Will notify agencies, as appropriate, of intent to produce, package, label, warehouse, quality control test, release or ship any new product at the facility classified within the prohibited or highly active compounds in accordance with the regulations and other requirements of the agencies.
√
5 TRAINING / QUALIFICATION
5.1
Shall maintain a program to assure that all personnel engaged in the operations related to the PRODUCTS have the education, training, and experience to properly perform their assigned functions in compliance with cGMP.
√
5.2	Training shall be in the particular operations that the employee performs and in current applicable manufacturing regulations, as they relate to the employee’s functions.		√
5.3	Training records for all personnel shall be maintained and made available upon request or pursuant to any regulatory review.		√
6 DOCUMENTATION AND CHANGE MANAGEMENT
6.1
Will notify OMEROS prior to implementation of any proposed changes to facilities, equipment, or the manufacture that may impact the quality, purity, safety, effectiveness or regulatory status of Product.
√
6.2
All changes to the Product related documents (i.e. master batch record, analytical method) shall proceed through a technical and cGMP impact assessment according to DSM’s change control program. OMEROS will participate in review and approval of the changes.
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Responsibilities		OMEROS	DSM
6.3
The documents which (a) contain changes that may affect OMEROS’ regulatory submissions or the support system and which (b) have a direct impact on the quality systems affecting OMEROS’ Product will be reviewed and assessed by OMEROS’ designated personnel for regulatory advice and implementation requirements and such approval shall not be unreasonably withheld or delayed. If the change has the potential to require a regulatory submission, DSM will support regulatory submission related scope of work request(s), if necessary.
		√	√
6.4
Shall not make any changes to DSM-owned or DSM-controlled cGMP documentation without the consent of DSM in order to ensure that all cGMP documentation, which is maintained at DSM and subject to regulatory review, is consistent with information filed with regulatory authorities.
√
7 RAW MATERIALS/ PACKAGING COMPONENTS
7.1	Shall provide specifications to DSM for raw materials/primary packaging components to be supplied by DSM.	√
7.2	Shall implement and maintain specifications in DSM system for all Product specific materials and components.		√
7.3	Shall be responsible for using materials/primary packaging components from approved vendors agreed upon by both parties. Will maintain a Vendor Qualification program for DSM approved vendors.		√
7.4
For vendors designated or utilized by OMEROS which are not DSM-approved vendors, shall be responsible for qualifying and overseeing such vendors and will provide a Certificate of Compliance statement for such vendors upon request.
√
7.5
Shall be responsible for ensuring that all raw materials / primary packaging components and related testing information supplied by OMEROS or by its designated vendors for use in manufacture of the Products are in full compliance with the specifications registered.
√
7.6
Shall be responsible for ensuring that all raw materials / packaging components from DSM designated vendors for use in manufacture of the Products are in compliance with the specifications provided by OMEROS.
√
7.7	Shall provide a Certificate of Analysis for materials supplied directly by OMEROS.	√
7.8	Will provide details of any storage and shipping conditions for the API supplied by OMEROS.	√
7.9	OMEROS shall review and approve all Product specific raw materials and primary packaging components specifications.	√
7.10	Prior to use, all raw material / packaging components must be found to be acceptable against pre-established specifications and in compliance with applicable TSE/BSE requirement.		√
7.11	Will utilize where practicable, components in a “First Expired, First Out” basis (i.e. the oldest materials will be consumed first in production operations).		√
8 PRODUCTION
8.1	Will manufacture, test, package, and label Products according to documents approved by DSM and OMEROS.		√
8.2
Will document any atypical nonconforming events and deviations from approved procedures and/or master batch record and notify OMEROS. Any nonconforming event/deviation occurrence identified will follow the DSM notification and investigation process and procedures as defined in Section 15.
√
8.3	Will perform environmental monitoring in accordance with DSM procedures.		√
8.4
Will not rework or reprocess Product unless authorized in advance by OMEROS in writing and there is a validated process for such rework or reprocessing of Product. Will document reasoning and justification for any reworking and reprocessing. Re-inspection does not constitute rework or reprocess.
		√	√

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Responsibilities		OMEROS	DSM
9 LABORATORY ANALYSIS
9.1
OMEROS shall be responsible for providing approved copies of the current and complete regulatory filed analytical methods and supporting validation documentation relating to the Products for application by DSM in the production process, including API and raw materials, in-process product testing, product batch release, and cleaning validation.
√
9.2	Complete a method transfer of any test method developed by OMEROS prior to DSM releasing Products for shipment utilizing the transferred method(s).	√	√
9.3	Will perform method validations/qualifications required by OMEROS. Will verify compendia test methods (e.g., USP, EP, JP).		√
9.4
Supply any required reference standards that are not readily available through a commonly recognized source. Such reference standards must be accompanied by a Certificate of Analysis listing the expiration date and any correction factors that need to be applied.
√
9.5	Will establish analytical methods after review and approval by OMEROS and maintain those analytical methods.	√	√
9.6
May perform confirmatory testing during the initial term of this Agreement to validate the DSM data. Periodically thereafter, may test material to confirm the DSM data. Dispute resolutions in conflicting test data will be handled according to Section 23.
√
9.7
Will provide OMEROS with a Certificate of Analysis for testing services performed at DSM. In the event that OMEROS is either performing or subcontracting release testing to an outside laboratory, DSM will release the product as defined in Section 17.
√
9.8
Will use appropriately validated/qualified analytical methods for routine Product testing. Will perform sterility and bacterial endotoxin testing at a minimum for parenteral products produced within DSM.
√
9.9	Any OOS occurrence identified will follow the DSM investigation process and procedures as defined in Section 15.		√
9.10	Will provide laboratory data package (agreed upon copies of relevant analytical data) with delivery dates subject to mutual agreement.		√
10 FINISH PRODUCT STABILITY
10.1
OMEROS is responsible for review and approval of the stability agreement for the Products and DSM is responsible for executing stability programs in accordance with the approved stability agreement. The stability activities (contract storage, contract testing) will be defined in a separate stability agreement that will identify the storage requirements, testing responsibilities, testing specifications and methods, testing intervals, and bracketing, if applicable.
		√	√
10.2
Any Out of Specifications (“OOS”)/Out of Trend (OOT) or deviations occurrence that is confirmed according to the stability program will be promptly communicated to OMEROS and DSM shall provide assistance as required for regulatory reporting purposes.
Any Out of Specification/Out of Trend or deviation occurrence identified will follow the DSM investigation process and procedures as defined in Section 15.
√
11 RETENTION OF SAMPLES
11.1	DSM will retain API samples following procedures that are in accordance with applicable regulations.		√
11.2	Will retain excipient samples following procedures that are in accordance with regulations.		√
11.3
Will retain samples of the Products representing DSM operations for one (1) year beyond the expiry period. The amount of the sample to be retained will be at least twice (2 times) the quantity required to carry out all of the tests to verify that the material meets its specifications.
√

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Responsibilities		OMEROS	DSM
11.4	Will retain a copy of any Product labeling containing Lot and expiration dating as part of the executed batch record.		√
11.5	Will notify OMEROS prior to destruction of any product at the completion of the retention period.		√
11.6	May designate materials to be shipped to a designated location beyond the DSM retention period.	√
12 VALIDATION
12.1	Responsible for providing product characterization data and critical product attributes to support design space and the commercial process validation requirements.	√	√
12.2
Responsible for ensuring that the product parameters are qualified and that the commercial manufacturing process is validated per established systems. The validation should ensure, with a high degree of certainty, that the process is capable of consistently achieving the Product’s acceptance criteria.
√
12.3	Prepare a technical document outlining the development and transfer activities of any specified product(s) into DSM’s facility.	√	√
12.4
Will ensure, via validation or verification that cleaning processes carried out on PRODUCT contact surfaces between batches of different products and raw materials are adequate to prevent contamination within the requirements outlines in quality policies. Data should be available to support the campaign of batches of the same product and the type of cleaning that will be performed in between manufacturing of the same product.
√
12.5	Will provide required information (i.e., LD50, toxicity, solubility, batch size, fill volume, product min dose/70Kg patient) to establish cleaning limits.	√
12.6	Will provide any changes in dosing strategies, particularly smallest therapeutic and largest single dose prior to change in clinic or market to ensure cleaning limits justification remain applicable.	√
12.7	Responsible for all laboratory, equipment, computer, facility, and utility qualification activities associated with the Products.		√
13 CALIBRATION/PREVENTATIVE MAINTENANCE
13.1	Will maintain a calibration and preventative maintenance program to support the manufacturing, testing, packaging and storage of Products.		√
13.2	Shall maintain and follow a procedure that documents the actions to be taken in the event of a calibration failure.		√
13.3	Investigate deviations from approved standards of calibrations to determine if these deviations could have an impact on the quality of the Product and notify OMEROS as required per Section 15.		√
14 SUBCONTRACTING
14.1	Any subcontracted laboratory or manufacturing facility for the Product must be approved by OMEROS prior to being used by DSM.		√
14.2
DSM will audit such subcontractors to determine compliance with cGMP according to DSM‘s criteria, which may differ from the criteria in the contractor quality agreement with OMEROS. Any discrepancies will be discussed with OMEROS.
√
15 INVESTIGATIONS
15.1
Responsible for investigating any testing performed by DSM, or coordinating the investigation when testing done by a lab contracted by DSM that is confirmed as a failure to meet Product specifications (i.e. out of specification) and will follow internal procedures that are in accordance with regulatory guidelines.
√
15.2
Will support investigation request for any testing performed by OMEROS that is confirmed as a failure to meet Product specifications (i.e. out of specification) and will follow internal procedures that are in accordance with regulatory guidelines.
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Responsibilities		OMEROS	DSM
15.3	Responsible for investigating any deviation from the process during manufacture and will follow internal procedures that are in accordance with regulatory guidelines.		√
15.4
Will notify OMEROS of any apparent Out of Specification (Product Testing Record) failures specific to Product within [†], i.e. excluding determinate laboratory errors. Will notify OMEROS within [†] of any deviation management record (DMR) initiated related to Product or process that impacts Omeros product.
√
15.5
As part of the written notification acknowledgement, OMEROS will confirm if they require approval of the specific record within [†] days. If no response is received, DSM will proceed to complete in the investigation without OMEROS approval. A copy of the closed investigation will be provided upon completion.

If OMEROS approval is required on a specific investigation, OMEROS will provide investigation comments or approval within [†] days of investigation receipt.
		√	√
15.6	As the Product license holder and technical Product/process expert provide technical and/or Product quality assessments in support of investigations, if required.	√
15.7	Will notify OMEROS in the event that a Product or OMEROS provided material will be rejected.		√
15.8	Will notify OMEROS within [†] if any problems are discovered that may affect Product batches shipped in order to assure that regulatory reporting guidelines may be met.		√
16 BATCH DOCUMENTATION REVIEW
16.1
Will provide a standard Certificate of Analysis indicating the test results performed by DSM as well as a signed Certificate of Compliance confirming that the Products have been manufactured, tested, and stored according to the requirements of the Master Production Record and cGMP criteria.
√
16.2	Will provide a list of any Product testing record, manufacturing deviation, and material deviation as part of the release documentation package.		√
16.3
Will provide complete batch documentation and analytical raw data related to only Assay and impurities for the [†] full scale batches/commercial batches. (Since [†] PV batches are full scale batches, only the data for the [†] full scale batches/commercial batches are needed to meet [†] batches.) Due to the request for additional documentation, the typical batch record review time period is being increased to [†] to allow for extra documentation review and processing.
√
16.4
With the commencement of commercial operations or before, perform evaluation to reduce required batch record copies. Changes to the release process for commercial batches may occur at any time with written agreement as defined in Appendix III.
		√	√
17 PRODUCT DISPOSITION
17.1	Responsible for release to commerce and further distribution of the Products once dispositioned by DSM for release.	√
17.2	Will release the Product to OMEROS for shipment if all pre-defined release criteria are met, which may include OMEROS QA authorization for shipment.		√
17.3
OMEROS may, at its own discretion, reject a batch which DSM has dispositioned as satisfactory. However, the decision to reject shall not be based on a discrepancy between OMEROS and DSM's methodologies. Any problem discovered by OMEROS likely to cause rejection of the approved Products will be communicated to DSM within [†] days from receipt of the full release documentation package.
√
17.4	Any disputes between the parties with respect to rejection of Product shall be resolved in accordance with Section 23 hereinafter.	√	√
18 STORAGE AND SHIPMENT
18.1	Will store the Products under conditions specified by Product label requirements as supplied by OMEROS. Product storage areas will be continuously monitored.		√

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Responsibilities		OMEROS	DSM
18.2
Will ensure that during storage before shipping of the Products, appropriate controls are in place to ensure that there is no interference, theft, product contamination, or mixture with any other products or materials. Will notify OMEROS any environmental outage within [†] days of becoming aware of the event and will follow the DSM investigation process and procedures as defined in Section 15 if Omeros product is affected.
√
18.3
Will provide details of any Product shipping requirements (i.e. labeling, container sealing and integrity, shipment monitoring, storage, and shipping conditions) based upon OMEROS’ shipping qualification requirements.
√
18.4	Label and package Product for transit pursuant to instructions provided in writing by OMEROS that comply with cGMP and other applicable regulations (e.g., OSHA, DOT).		√
18.5
Ship to the designated locations upon request from OMEROS. DSM will not ship any Product that is under quarantine unless according to controlled procedures which fully comply with regulatory requirements and which are mutually agreeable between DSM and OMEROS.
√
18.6
In the event that OMEROS requests DSM to ship Product in quarantine, then OMEROS shall supply DSM with a written certification stating, "Product will not be released to clinical trials or commerce until fully released."
√
19 DOCUMENT RETENTION
19.1
Shall maintain a program to assure electronic and hardcopy documents that support pharmaceutical manufacturing processes adhere to defined retention requirements, security, and controlled destruction in compliance with regulations.
√
19.2	Will retain batch production records for the Products for a minimum of [†] from the date of manufacture of each batch.		√
19.3	Will notify OMEROS prior to destruction of any executed records at the completion of the DSM retention period.		√
19.4	Will acknowledge destruction within [†] days by DSM procedures or coordinate the documents to be transferred to a designated location beyond the DSM retention period.	√
20 REGULATORY SUBMISSIONS
20.1	Responsible for ensuring all appropriate regulatory filings and import/export documentation are filed with regulatory agencies prior to shipment/human administration.	√
20.2	Will provide a regulatory data summary package to support applicable to CMC documents and additional regulatory filings as negotiated in the Supply Agreement.		√
20.3	Will provide notification of the applicable Product registration changes to align DSM changes as defined in Section 1.	√
20.4	Responsible for registering the facilities with the FDA and to maintain the registration data such that it is readily available. Will provide the information to OMEROS for the drug listing.		√
20.5	Responsible for drug listing of Products, including submitting applicable updates and/or Product labeling.	√
20.6
Will prepare an Annual Product Review (APR) after commencement of commercial activities. The APR data analysis for the review period shall include, at a minimum, status of batches processed, status of product deviations/investigations/CAPA, trending of complaints, status of stability studies maintained by DSM, status of change controls, statistical trending of the finished product test results performed by DSM, status of vendors for those materials DSM responsible for, status of raw materials received, and a summary report of the product retain review. The report shall be provided within [†] from the end of the review period.
√
20.7
Will mutually agree upon the reporting period for the data analysis for the annually generated APR and subsequent changes may be implemented by written notification agreeable to both Quality Department representatives.
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Responsibilities		OMEROS	DSM
20.8
Will provide a summary of changes applicable to CMC documents, along with revised documents and change control information, within thirty (30) calendar days of the anniversary of the US FDA approval of the application or thirty (30) calendar days after end date of mutually agreed annual report period (referred to as the annual report data package).
√
20.9
Responsible for completing final Product Quality Review and will notify DSM in the event that any issues potentially impacting DSM processes are discovered during the Product Quality Review. Will provide DSM with necessary information for DSM to conduct appropriate investigation and implement CAPA into DSM processes.
√
21 COMPLAINTS
21.1
Responsible for receiving all Product complaints and formally requesting investigation, when applicable. Notification is required to contain the following information for DSM to initiate a complaint investigation: Product(s) affected including name and strength, lot number (if available), description of the complaint, and source of the complaint.
√
21.2	Any complaints received by DSM directly from a complainant (e.g. secondary packaging contractors, consumer, pharmacist) will be forwarded to OMEROS within [†].		√
21.3
Upon receipt of the complaint notice, will perform the investigation within [†] days following internal procedures that are in accordance with regulatory guidelines for activities that are part of DSM processing.
√
21.4	Responsible for investigating activities occurring outside of DSM’s controls (i.e. administration of the product, shipping related, counterfeiting).	√
21.5	OMEROS and DSM can mutually agree to expedite complaint investigations in the event of potential regulatory-related actions or other agreed upon investigational situations.	√	√
22 REGULATORY ACTIONS
22.1
Responsible for filing and initiating any Product regulatory action (i.e. adverse event, field alert, withdrawal, recall) due to any defect considered sufficiently serious, with data and assistance provided by DSM. Will provide DSM with a copy of any DSM relevant regulatory correspondence related to regulatory actions, redacted as applicable, associated with the manufacturing or packaging of the Product by DSM.
√
22.2
OMEROS shall be responsible for coordinating all necessary activities regarding the regulatory action taken. Accordingly, DSM and OMEROS agree to cooperate fully regarding any regulatory action and the Parties agree to keep each other advised, and to exchange copies of such documentation as may be required, to assure regulatory compliance.
		√	√
22.3
OMEROS acknowledges and understands that DSM has significant regulatory obligations as manufacturer of the Product if there are any indications that regulatory action would be necessary. DSM has the responsibility to notify appropriate regulatory agencies if patient safety may be at risk as a result of a released batch being found to not meet filed specifications or whose safety, quality, identity, potency or purity (SQIPP) are in question as a result of a deviation. In the event that DSM has reason to believe that market action should occur regarding the Product, DSM will provide written notification to OMEROS prior to notifying the regulatory agency and as soon as practicably possible.
√
23 DISPUTE RESOLUTION
23.1
In the event that a dispute arises regarding the non-conformity of a batch of the Products or regarding other matters, the senior management of the quality departments shall in good faith promptly attempt to resolve disputed issues. DSM shall be responsible for determining when a batch of Product is suitable for release to OMEROS and OMEROS may only dispute a batch of Product after DSM has released the Product to OMEROS.
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Responsibilities		OMEROS	DSM
23.2	If the parties cannot reach agreement, the matter shall be resolved in accordance with dispute resolution provisions of the Supply Agreement.	√	√

* *

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APPENDIX I: Product Listing

Product	DEVELOPMENT STAGE
OMS302	Transfer, Clinical Trial Material, Commercial

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APPENDIX II: Company Contact Individuals

OMEROS Contacts

NAME/ TITLE	RESPONSIBILITY	CONTACT
[†]	Quality, Complaints, and Regulatory Affairs	[†]
[†]	Quality and Complaints	[†]
[†]	Quality	[†]
[†]	Manufacturing Project Management	[†]

DSM Contacts

NAME/ TITLE	RESPONSIBILITY	CONTACT
[†]	General Quality	[†]
[†]	Manufacturing Quality Assurance - Steriles and Biological Quality Assurance	[†]
[†]	Manufacturing Quality – Customer support for South Operations Products	[†]
[†]	Audits	[†]
[†]	Change Control	[†]
[†]	Complaints Regulatory Affairs	[†]
[†]	Account Management	[†]
Note: Routine contacts will be established and communicated through project management and subsequently commercial services group.

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Appendix III: Batch Documentation Review

Batch Record Documentation (Initial to commercial launch)

•	Certificate of Analysis - reporting the DSM testing results

•	Certificate of Compliance - confirming that the Products have been manufactured, tested, and stored according to the requirements of the Master Production Record and cGMP criteria.

•	Deviation(s) – report list indicating all product specific deviations (i.e. Product testing record, manufacturing deviation, material deviation).

•
Complete copy of the batch documentation (Manufacturing Work Order, Filling Work Order, Packaging Work Order), and analytical raw data (Assay and Impurities) for review prior to DSM release for shipment. Note: The Test Data are available separate from the batch documentation.

•
Will provide complete batch documentation and analytical raw data related to only Assay and impurities for the [†] full scale batches/commercial batches. (Since [†] PV batches are full scale batches, only the data for the [†] full scale batches/commercial batches are needed to meet [†] batches.)

•	Upon OMEROS notification of review approval, DSM will release the batch making product available for shipment to OMEROS.
This process will occur for development/transfer batches and up to the commercial batches (not to exceed [†] as explained above).

Reduced Batch Record Review

•	Certificate of Compliance

•	Certificate of Analysis

•	Deviation listing and associate reports

•	Select pages of production batch record(s), environmental monitoring results and test data
Transfer and terms of the reduced record review and DSM shipment release program will be approved by OMEROS and DSM and documented in writing as an addendum to the quality agreement.

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APPENDIX IV: Revision History

Version	Revisons/Changes
1.0	Original

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ANNEX 4: REGULATORY SUPPORT

OMEROS is responsible for submitting the registration package for regulatory agency approval within a mutually agreed time from receipt of the package from DSM (data only package). DSM will provide standard regulatory support for Product to include:

•	Annual product review (APR)

•	Maintenance of site Drug Master Files as required to support Product production facilities

•	Regulatory agency hosting for pre-approval inspections (PAI)

OMEROS is financially responsible for all non-standard regulatory support that DSM may provide upon OMEROS’ request.

† DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

ANNEX 5: DEVELOPMENT WORK

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ANNEX 6: APPROVED VENDORS

INGREDIENT	Supplier (Catalog No.)	UNAPPROVED VENDOR (yes or no)
[†]	[†] [†] [†] [†]	[†]
[†]	[†] [†] [†]	[†]
[†]	[†] [†] [†]	[†]
[†]	[†] [†]	[†]

Container & Closure	Supplier	UNAPPROVED VENDOR (yes or no)
Vial	[†] [†]	[†]
Stopper	[†] [†]	[†]
Overseal	[†] [†]	[†]

† DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION